                                         As Filed Pursuant to Rule 424(b)(3)
                                         Registration Nos. 333-56573; 33-64261


PROSPECTUS SUPPLEMENT
(To Prospectus dated August 21, 1998)

                                      LOGO
                        The Chase Manhattan Corporation
           270 Park Avenue, New York, New York 10017 - (212) 270-6000

                       Senior Medium-Term Notes, Series C
                    Subordinated Medium-Term Notes, Series A

The Chase Manhattan Corporation (the "Company", which may be referred to as "we" or "us") may offer its Medium-Term Notes, Series A or Series C (the "Notes"), at one or more times. The specific terms of the particular Notes being offered will be contained in an attached pricing supplement.

The following terms may apply to particular Notes being offered:

     - They may be Senior Medium-Term Notes, Series C, which are "Senior Securities", as described in the attached prospectus, or Subordinated Medium-Term Notes, Series A, which are "Subordinated Securities", as described in the attached prospectus.
     - They may mature between nine months and 100 years after issuance.
     - They may bear interest at a fixed or floating rate (or both). Certain Notes issued at a discount may not bear interest. Floating interest rates may be based on any of the following formulas or on other interest rate formulas specified in the attached pricing supplement.

           - CD Rate                       - Treasury Rate          - Prime Rate
           - Federal Funds Effective Rate  - Commercial Paper Rate  - CMT Rate
                                           - LIBOR

       Any floating interest rate may be adjusted by adding or subtracting a specified spread or margin or by applying a spread multiplier.

     - They may be denominated in foreign or composite currencies, if specified in the attached pricing supplement.
     - They will not be redeemable prior to maturity and will not be subject to a sinking fund, unless otherwise specified in the attached pricing supplement.
     - They may be issued in certificated or book-entry form.

The Company may offer the Notes as follows:

     - Through agents (the "Agents") who have agreed to use reasonable efforts to solicit offers to purchase the Notes. Unless otherwise specified in the attached pricing supplement, the Company will pay the Agents commissions ranging from 0.125% to 0.750% of the principal amount of the Notes offered.
     - Through one or more Agents purchasing the Notes as principal and acting as underwriter or dealer. The Company will pay those Agents an underwriting discount or commission to be negotiated at the time of sale.
     - Directly to investors. The Company will not pay a discount or commission to any Agent for a direct sale of Notes by the Company.

The Notes will not be listed on any securities exchange.

THE NOTES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY. THE NOTES ARE NOT SECURED.

THESE SECURITIES HAVE NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS SUPPLEMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus supplement and the attached prospectus and pricing supplement may be used by affiliates of the Company, including Chase Securities Inc., in connection with offers and sales of the Notes in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales by these affiliates will be made at prices related to market prices at the time of sale.

           The date of this prospectus supplement is August 21, 1998.

             ABOUT THIS PROSPECTUS SUPPLEMENT; PRICING SUPPLEMENTS

     The Company may use this prospectus supplement, together with the attached prospectus and an attached pricing supplement, to offer our Senior Medium-Term Notes, Series C (the "Senior Notes"), or our Subordinated Medium-Term Notes, Series A (the "Subordinated Notes"), from time to time. The Senior Notes and Subordinated Notes are referred to together as the "Notes." The total initial public offering price of Notes that may be offered by use of this prospectus supplement is $4,201,882,414 (or the equivalent in foreign or composite currencies). That amount will be reduced by the amount of any securities issued under our shelf registration statement (nos. 333-56573; 33-64261) (the "Registration Statement").

     This prospectus supplement sets forth certain terms of the Notes that we may offer. It supplements the description of the Debt Securities, Senior Securities and Subordinated Securities contained in the attached prospectus. If information in this prospectus supplement is inconsistent with the prospectus, this prospectus supplement will apply and will supersede that information in the prospectus.

     Each time we issue Notes, we will attach a pricing supplement to this prospectus supplement. The pricing supplement will contain the specific description of the Notes being offered and the terms of the offering. The pricing supplement may also add, update or change information in this prospectus supplement or the attached prospectus. Any information in the pricing supplement, including any changes in the method of calculating interest on any Note, that is inconsistent with this prospectus supplement will apply and will supersede that information in this prospectus supplement.

     It is important for you to read and consider all information contained in this prospectus supplement and the attached prospectus and pricing supplement in making your investment decision. You should also read and consider the information in the documents we have referred you to in "Where You Can Find More Information About the Company" on page 5 of the attached prospectus.

                            DESCRIPTION OF THE NOTES

GENERAL

     The following summary of certain terms of the Notes is not complete. You should refer to the Indentures under which the Notes will be issued, copies of which are exhibits to the Registration Statement. The definitions of certain capitalized terms used in this prospectus supplement are provided in the Glossary beginning on page S-17. Capitalized terms used in this prospectus supplement but not defined in this prospectus supplement (including the Glossary), have the meanings assigned in the attached prospectus and/or the applicable Indenture.

     The Senior Notes will be "Senior Securities," as described in the attached prospectus. The Subordinated Notes will be "Subordinated Securities," as described in the attached prospectus. The Senior Notes will constitute one series of Senior Securities issued under the Senior Indenture. They will have the same rank as all other Senior Securities of the Company. See "Description of Debt Securities -- Senior Securities" in the attached prospectus.

     The Subordinated Notes will constitute one series of Subordinated Securities issued under the Subordinated Indenture. They will have the same rank as all other Subordinated Securities of the Company. The Subordinated Notes will be subordinated to Senior Indebtedness and, under the circumstances described in the attached prospectus, to Additional Senior Obligations. See "Description of Debt Securities -- Subordinated Securities -- Subordination" in the attached prospectus. As of June 30, 1998, the aggregate principal amount of Senior Indebtedness and Additional Senior Obligations outstanding was approximately $12.1 billion.

     Payment of the Subordinated Notes may be accelerated only in the event of our bankruptcy or reorganization. Holders of Subordinated Notes are not entitled to accelerate the maturity of the Subordinated Notes upon a payment default or a default by us in the performance of any covenant contained in the Subordinated Indenture. See "Description of Debt Securities -- Subordinated
Securities -- Defaults and Waivers" in the attached prospectus. Unless otherwise specified in the attached pricing supplement, the Subordinated Notes are not convertible into any other securities and are not exchangeable for Capital Securities.

     The Notes are being offered on a continuing basis. Each Note will mature on a Business Day from 9 months to 100 years from its date of issue, as agreed between us and the purchaser. Unless otherwise specified in the attached pricing supplement, the Notes will not be subject to redemption or repayment prior to maturity and will not be subject to any sinking fund.

     The Notes may bear interest at (i) a fixed rate (a "Fixed Rate Note"), or
(ii) a floating rate (a "Floating Rate Note"). Interest on Floating Rate Notes will be determined, and adjusted periodically, by reference to an interest rate basis or formula, adjusted by a Spread or Spread Multiplier, if any. See "Interest and Interest Rates" below. We may issue Notes at prices less than their stated principal amount. Certain of such discounted Notes will be considered Original Issue Discount Notes (as defined below under "Certain United States Federal Income Tax Consequences -- Original Issue Discount"). Original Issue Discount Notes may or may not bear periodic interest. Unless otherwise specified in the attached pricing supplement, the amount payable to the holder of an Original Issue Discount Note upon an acceleration of its maturity will equal its adjusted issue price (which will be less than the amount payable at maturity). For a discussion of the United States federal income tax consequences relating to Original Issue Discount Notes, see "Certain United States Federal Income Tax Consequences" below.

     Unless otherwise specified in the attached pricing supplement, the Notes will be denominated in U.S. dollars and payments of principal of and interest on the Notes will be made in U.S. dollars. Except as otherwise specified in the attached pricing supplement, the authorized denominations of the Notes denominated in U.S. dollars will be U.S. $1,000 and integral multiples of U.S. $1,000 in excess of $1,000.

     Each Note will be issued in fully registered form without coupons. Each Note will be issued initially either in definitive form (a "Certificated Note") or in global form and deposited with, or on behalf of, DTC, as depository (a "Book-Entry Note"), as described in the attached prospectus under the caption "Description of Debt Securities -- Permanent Global Debt Securities". Beneficial interests in a Book-Entry Note will be shown on, and transfers of those interests will be effected only through, records maintained by DTC or its participants. Except under limited circumstances, Book-Entry Notes will not be issuable in certificated form. Payments of principal and interest on Book-Entry Notes will be made to DTC or its nominee. Payments to beneficial owners of interests in Book-Entry Notes will be made through DTC and its participants. See "Description of Debt Securities -- Permanent Global Debt Securities" in the attached prospectus.

     Certificated Notes may be presented for registration of transfer or exchange at the corporate trust office of The Chase Manhattan Bank in the Borough of Manhattan, The City of New York. Unless otherwise specified in the attached pricing supplement, interest on Certificated Notes (other than interest payable upon maturity, or upon earlier redemption or repayment) will be payable by check to the person in whose name a Certificated Note is registered at the close of business on the applicable Record Date before each Interest Payment Date. However, a holder of $10,000,000 or more in aggregate principal amount of Certificated Notes of like tenor and terms will be entitled to receive payment in U.S. dollars by wire transfer of immediately available funds if appropriate payment instructions have been received in writing by the Paying Agent not less than 15 calendar days prior to the applicable Interest Payment Date. Interest payable on Certificated Notes at maturity, or upon earlier redemption or repayment of principal, will be payable to the person to whom principal is payable. At maturity, or upon earlier redemption or repayment, payments of principal and interest will be made only upon presentment of the Certificated Note to the Paying Agent.

     The Paying Agent for the Notes will initially be The Chase Manhattan Bank.

INTEREST AND INTEREST RATES

     Unless otherwise specified in the attached pricing supplement, each Note will accrue interest from and including its date of issue. The attached pricing supplement will designate whether a particular Note is a Fixed Rate Note or a Floating Rate Note. In the case of a Floating

Rate Note, the attached pricing supplement will also specify whether the Note will bear interest based on the CD Rate (a "CD Rate Note"), the Commercial Paper Rate (a "Commercial Paper Rate Note"), the Federal Funds Effective Rate (a "Federal Funds Effective Rate Note"), LIBOR (a "LIBOR Note"), the Treasury Rate (a "Treasury Rate Note"), the Prime Rate (a "Prime Rate Note"), the CMT Rate (a "CMT Rate Note") or on another interest rate basis set forth in the attached pricing supplement.

     The rate of interest on Floating Rate Notes will reset daily, weekly, monthly, quarterly, semi-annually or annually. The Reset Dates will be specified in the attached pricing supplement and on the face of each Note. In addition, the pricing supplement will specify the Spread or Spread Multiplier, if any, and the Maximum Interest Rate or Minimum Interest Rate, if any, applicable to each Floating Rate Note. The pricing supplement relating to an offering of Notes may also specify, to the extent applicable, the Calculation Agent, Calculation Dates, Index Maturity, Initial Interest Rate, Interest Determination Dates, Interest Payment Dates and Record Dates with respect to each Note. The interest rate on the Notes will in no event be higher than the maximum rate permitted by applicable law. Under New York law as in effect on the date of this prospectus supplement, the maximum rate of interest is 25% per annum on a simple interest basis. This limit does not apply to Notes in a principal amount of $2,500,000 or more.

     Interest on a Note will be payable on the first Interest Payment Date following its date of issue. However, if the date of a Note's issue is on or after the Record Date for that Interest Payment Date, interest will be payable beginning on the second Interest Payment Date following the Note's issue. If any Interest Payment Date with respect to any Floating Rate Note, other than an Interest Payment Date that is also the maturity date of that Note, falls on a day that is not a Business Day (or, in the case of a LIBOR Note, a day that is not a London Business Day), that Interest Payment Date will be postponed to the next day that is a Business Day or London Business Day, as the case may be, and interest will continue to accrue. However, in the case of a LIBOR Note, if the next London Business Day is in the following calendar month, the Interest Payment Date will be the preceding London Business Day. If the maturity date of any Floating Rate Note or Fixed Rate Note or an Interest Payment Date for any Fixed Rate Note falls on a day that is not a Business Day (or London Business Day, in the case of the maturity date of a LIBOR Note), payment of principal, premium, if any, and interest with respect to that Note will be paid on the next Business Day (or London Business Day, as the case may be), and no interest on that payment will accrue from and after that maturity date or Interest Payment Date.

FIXED RATE NOTES

     The pricing supplement relating to an offering of Fixed Rate Notes will designate a fixed rate of interest per year payable on the Notes (which may be zero). Fixed Rate Notes may bear one or more annual rates of interest as specified in the attached pricing supplement. Interest payments, if any, on Fixed Rate Notes will be made on the Interest Payment Dates specified in the attached pricing supplement. Interest, if any, on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

FLOATING RATE NOTES

     Unless otherwise specified in the attached pricing supplement, The Chase Manhattan Bank will be the "Calculation Agent" with respect to the calculation of rates of interest payable on Floating Rate Notes. Upon the request of a registered holder of a Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if different, the interest rate which will become effective as a result of a determination made on the most recent Interest Determination Date with respect to that Floating Rate Note. The holder of any Floating Rate Note as to which The Chase Manhattan Bank is the Calculation Agent may call 212-946-3481 for interest rate information.

     Unless otherwise specified in the attached pricing supplement, each interest payment on any Floating Rate Note will include interest accrued from and including the date of issue or the last date to which interest has been paid, as the case may be, to but excluding the applicable Interest Payment Date or the date of maturity, as the case may be.

     Accrued interest on a Floating Rate Note will be calculated by multiplying the principal amount of the Note by an accrued interest factor. The accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. Unless otherwise specified in the attached pricing supplement, the interest factor for each day is computed by dividing the interest rate in effect on that day by (i) the actual number of days in the year, in the case of Treasury Rate Notes and CMT Rate Notes or (ii) 360, in the case of all other Floating Rate Notes.

     The interest rate on a Floating Rate Note in effect on any day will be (i) if the day is a Reset Date, the interest rate with respect to the Interest Determination Date relating to that Reset Date, or (ii) if the day is not a Reset Date, the interest rate with respect to the Interest Determination Date relating to the preceding Reset Date. The interest rate is subject to adjustment by a Spread or a Spread Multiplier, if any, and to any Maximum Interest Rate or Minimum Interest Rate limitation. However, the interest rate in effect for the ten calendar days prior to the date of maturity will be that in effect on the tenth calendar day prior to the date of maturity.

     Except as otherwise specified in the attached pricing supplement, all percentages and decimals resulting from any calculation of interest on Floating Rate Notes will be rounded, if necessary, to the nearest ten thousandth of a percentage point, with five one-hundred thousandths of a percentage point rounded upwards. For example, 6.55545% (or .0655545) will be rounded to 6.5555% (or .065555) and 6.55544% (or .0655544) will be rounded to 6.5554% (or
 .065554)). All dollar amounts used in or resulting from any such calculation will be rounded to the nearest cent (with one-half cent being rounded upwards).

CD Rate Notes

     A CD Rate Note will bear interest at the interest rate (calculated with reference to the CD Rate and the Spread or Spread Multiplier, if any) specified in the attached pricing supplement.

     Unless otherwise specified in the attached pricing supplement, the "CD Rate" for any Interest Determination Date is the rate on that date for negotiable certificates of deposit having the Index Maturity specified in the pricing supplement, as published in H.15(519) prior to 9:00 a.m., New York City time, on the Calculation Date pertaining to that Interest Determination Date under the heading "CDs (Secondary Market)".

     The following procedures will be followed if the CD Rate cannot be determined as described above:

     - If the above rate is not published in H.15(519) by 9:00 A.M., New York City time, on the Calculation Date, the CD Rate will be the rate on that Interest Determination Date for negotiable certificates of deposit of the Index Maturity designated in the pricing supplement as published in Composite Quotations under the heading "Certificates of Deposit".

     - If that rate is not published in Composite Quotations by 3:00 P.M., New York City time, on the Calculation Date, then the Calculation Agent will determine the CD Rate to be the average of the secondary market offered rates as of 10:00 A.M., New York City time, on that Interest Determination Date, quoted by three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in New York City for negotiable certificates of deposit in a denomination of $5,000,000 of major United States money-center banks of the highest credit standing (in the market for negotiable certificates of deposit) with a remaining maturity closest to the Index Maturity designated in the pricing supplement. The Calculation Agent will select the three dealers referred to above.

     - If fewer than three dealers are quoting as mentioned above, the CD Rate will be the CD Rate in effect on that Interest Determination Date.

Commercial Paper Rate Notes

     A Commercial Paper Rate Note will bear interest at the interest rate (calculated with reference to the Commercial Paper Rate and the Spread or Spread Multiplier, if any) specified in the attached pricing supplement.

     Unless otherwise specified in the attached pricing supplement, the "Commercial Paper Rate" for any Interest Determination Date is the Money Market Yield of the rate on that date for commercial paper having the Index Maturity specified in the pricing supplement, as published in H.15(519) prior to 9:00 a.m., New York City time, on the Calculation Date pertaining to that Interest Determination Date under the heading "Commercial Paper -- Nonfinancial".

     The following procedures will be followed if the Commercial Paper Rate cannot be determined as described above:

     - If the above rate is not published in H.15(519) by 9:00 A.M., New York City time, on the Calculation Date, the Commercial Paper Rate will be the Money Market Yield of the rate on that Interest Determination Date for commercial paper having the Index Maturity designated in the pricing supplement, as published in Composite Quotations under the heading "Commercial Paper".

     - If that rate is not published in Composite Quotations by 3:00 P.M., New York City time, on the Calculation Date, then the Calculation Agent will determine the Commercial Paper Rate to be the Money Market Yield of the average of the offered rates of three leading dealers of commercial paper in New York City as of 11:00 A.M., New York City time, on that Interest Determination Date for commercial paper having the Index Maturity specified in the pricing supplement placed for an nonfinancial issuer whose bond rating is "Aa", or the equivalent, from a nationally recognized statistical rating organization. The Calculation Agent will select the three dealers referred to above.

     - If fewer than three dealers selected by the Calculation Agent are quoting as mentioned above, the Commercial Paper Rate will be the Commercial Paper Rate in effect on that Interest Determination Date.

Federal Funds Effective Rate Notes

     A Federal Funds Effective Rate Note will bear interest at the interest rate (calculated with reference to the Federal Funds Effective Rate and the Spread or Spread Multiplier, if any) specified in the attached pricing supplement.

     Unless otherwise specified in the attached pricing supplement, the "Federal Funds Effective Rate" for any Interest Determination Date is the rate on that date for Federal Funds, as published in H.15(519) prior to 9:00 A.M., New York City time, on the Calculation Date pertaining to that Interest Determination Date under the heading "Federal Funds (Effective)".

     The following procedures will be followed if the Federal Funds Effective Rate cannot be determined as described above:

     - If the above rate is not published in H.15(519) by 9:00 A.M., New York City time, on the Calculation Date, the Federal Funds Effective Rate will be the rate on that Interest Determination Date, as published in Composite Quotations under the heading "Federal Funds/Effective Rate".

     - If that rate is not published in Composite Quotations by 3:00 P.M., New York City time, on the Calculation Date, then the Calculation Agent will determine the Federal Funds Effective Rate to be the average of the rates for the last transaction in overnight Federal funds arranged by three leading brokers of Federal funds transactions in New York City as of 9:00 A.M., New York City time, on that Interest Determination Date. The Calculation Agent will select the three brokers referred to above.

     - If fewer than three brokers selected by the Calculation Agent are quoting as mentioned above, the Federal Funds Effective Rate will be the Federal Funds Effective Rate in effect on that Interest Determination Date.

LIBOR Notes

     A LIBOR Note will bear interest at the interest rate (calculated with reference to LIBOR and the Spread or Spread Multiplier, if any) specified in the attached pricing supplement.

     Unless otherwise specified in the attached Pricing Supplement, the Calculation Agent will determine LIBOR as follows:

     On each Interest Determination Date:

     - If "LIBOR Telerate" is specified in the attached pricing supplement, LIBOR will be the rate for deposits in the Index Currency having the Index Maturity specified in the pricing supplement beginning on the second London Business Day immediately following the applicable Interest Determination Date, as such rate appears on the Designated LIBOR Page as of 11:00 a.m., London time, on that Interest Determination Date.

     - If "LIBOR Reuters" is specified in the attached pricing supplement, LIBOR will be the average of the offered rates for deposits in the Index Currency having the Index Maturity specified in the pricing supplement beginning on the second London Business Day immediately following the applicable Interest Determination Date, as such rates appear on the Designated LIBOR Page as of 11:00 a.m., London time, on that Interest Determination Date, if at least two such offered rates appear on the Designated LIBOR Page.

If the Designated LIBOR Page by its terms provides only for a single rate, that single rate will be used regardless of the foregoing provisions requiring more than one rate.

     On any Interest Determination Date on which fewer than the required number of applicable rates appear or no rate appears on the applicable Designated LIBOR Page, the Calculation Agent will determine LIBOR as follows:

     - LIBOR will be determined on the basis of the offered rates at which deposits in the Index Currency having the Index Maturity designated in the pricing supplement beginning on the second London Business Day immediately following the Interest Determination Date and in a principal amount that is representative of a single transaction in that market at that time are offered by four major banks in the London interbank market at approximately 11:00 A.M., London time, on the Interest Determination Date to prime banks in the London interbank market. The Calculation Agent will select the four banks and request the principal London office of each of those banks to provide a quotation of its rate. If at least two quotations are provided, LIBOR for that Interest Determination Date will be the average of those quotations.

     - If fewer than two quotations are provided as mentioned above, LIBOR will be the average of the rates quoted by three major banks in New York City at approximately 11:00 A.M., New York City time, on the Interest Determination Date for loans to leading European banks in the Index Currency having the Index Maturity designated in the pricing supplement beginning on the second London Business Day immediately following the Interest Determination Date and in a principal amount that is representative for a single transaction in that market at that time. The Calculation Agent will select the three banks referred to above.

     - If fewer than three banks selected by the Calculation Agent are quoting as mentioned above, LIBOR will be LIBOR in effect on the Interest Determination Date.

Treasury Rate Notes

     A Treasury Rate Note will bear interest at the interest rate (calculated with reference to the Treasury Rate and the Spread or Spread Multiplier, if any) specified in the attached pricing supplement.

     Unless otherwise specified in the attached pricing supplement, the "Treasury Rate" for any Interest Determination Date is the rate set at the most recent auction of direct obligations of the United States ("Treasury bills") having the Index Maturity designated in the pricing supplement, as published in H.15(519) by 9:00 A.M., New York City time, on the Calculation Date pertaining to the Interest Determination Date under the heading "U.S. Government Securities -- Treasury bills -- auction average".

     The following procedures will be followed if the Treasury Rate cannot be determined as described above:

     - If the above rate is not published in H.15(519) by 9:00 A.M., New York City time, on the Calculation Date, the Treasury Rate will be the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury.

     - If the results of the most recent auction of Treasury bills having the Index Maturity designated in the pricing supplement are not published or announced as described above by 3:00 P.M., New York City time, on the Calculation Date, or if no auction is held in a particular week, then the Calculation Agent will determine the Treasury Rate to be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the average of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on the Interest Determination Date of three leading primary United States government securities dealers selected by the Calculation Agent for the issue of Treasury bills with a remaining maturity closest to the Index Maturity specified in the pricing supplement. The Calculation Agent will select the three dealers referred to above.

     - If fewer than three dealers selected by the Calculation Agent are quoting as mentioned above, the Treasury Rate will be the Treasury Rate in effect on that Interest Determination Date.

Prime Rate Notes

     A Prime Rate Note will bear interest at the interest rate (calculated with reference to the Prime Rate and the Spread or Spread Multiplier, if any) specified in the Note and the attached pricing supplement.

     Unless otherwise specified in the Note and the attached pricing supplement, the "Prime Rate" for any Interest Determination Date is the prime rate or base lending rate on that date, as published in H.15(519) by 9:00 A.M., New York City time, on the Calculation Date pertaining to the Interest Determination Date under the heading "Bank Prime Loan".

     The following procedures will be followed if the Prime Rate cannot be determined as described above:

     - If the above rate is not published in H.15(519) by 9:00 a.m., New York City time, on the Calculation Date, then the Calculation Agent will determine the Prime Rate to be the average of the rates of interest publicly announced by each bank that appears on the Reuters Screen US Prime 1 as that bank's prime rate or base lending rate as in effect for that Interest Determination Date.

     - If fewer than four rates appear on the Reuters Screen US Prime 1 on the Interest Determination Date, then the Prime Rate will be the average of the prime rates or base lending rates quoted (on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on the Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent.

     - If fewer than three banks selected by the Calculation Agent are quoting as mentioned above, the Prime Rate will be the Prime Rate in effect on the Interest Determination Date.

CMT Rate Notes

     A CMT Rate Note will bear interest at the interest rate (calculated with reference to the CMT Rate and the Spread or Spread Multiplier, if any) specified in the attached pricing supplement.

     Unless otherwise specified in the attached pricing supplement, the "CMT Rate" for any Interest Determination Date is the rate displayed on the Designated CMT Telerate Page by 3:00 P.M., New York City time, on the Calculation Date pertaining to the Interest Determination Date under the caption ". . . Treasury Constant Maturities. . . Federal Reserve Board

Release H.15. . . Mondays Approximately 3:45 P.M.," under the column for the Index Maturity specified in the pricing supplement for:

          (i) if the Designated CMT Telerate Page is 7055, such Interest Determination Date; or

          (ii) if the Designated CMT Telerate Page is 7052, the week, or the month, as applicable, ended immediately preceding the week in which the related Interest Determination Date occurs.

     The following procedures will be used if the CMT Rate cannot be determined as described above:

     - If the above rate is not displayed on the relevant page by 3:00 P.M., New York City time, on the Calculation Date, then the CMT Rate will be the Treasury constant maturity rate for the Index Maturity, as published in H.15(519).

     - If that rate is not published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date, then the CMT Rate will be the Treasury constant maturity rate (or other United States Treasury rate) for the Index Maturity for the Interest Determination Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in H.15(519).

     - If that information is not provided by 3:00 P.M., New York City time, on the Calculation Date, then the Calculation Agent will determine the CMT Rate to be a yield to maturity based on the average of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on the Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York selected by the Calculation Agent as described in the following sentence. The Calculation Agent will select five Reference Dealers and will eliminate the highest quotation (or, in the event of equality, one of the highest quotations) and the lowest quotation (or, in the event of equality, one of the lowest quotations), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Index Maturity and a remaining term to maturity of not less than the Index Maturity minus one year.

     - If the Calculation Agent cannot obtain three Treasury Note quotations, the Calculation Agent will determine the CMT Rate to be a yield to maturity based on the average of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on the Interest Determination Date of three Reference Dealers in New York City (selected using the same method described above) for Treasury Notes with an original maturity of the number of years that is the next highest to the Index Maturity and a remaining term to maturity closest to the Index Maturity and in an amount of at least U.S. $100 million.

     - If three or four but not five Reference Dealers are quoting as described above, then the CMT Rate will be based on the average of the offered rates obtained and neither the highest nor the lowest of those quotations will be eliminated.

     - If fewer than three Reference Dealers selected by the Calculation Agent are quoting as described above, the CMT Rate will be the CMT Rate in effect on the Interest Determination Date.

OTHER PROVISIONS; ADDENDA

     Any provisions relating to the calculation of the interest rate applicable to a Note or any other related matter may be modified as specified in the attached pricing supplement.

                         CERTAIN UNITED STATES FEDERAL
                            INCOME TAX CONSEQUENCES

     The following summary describes certain United States federal income tax consequences of the ownership of Notes as of the date of this prospectus supplement. Except where noted, this summary deals only with Notes held as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, tax-exempt entities, life insurance companies, persons holding Notes as part of a hedging, constructive sale or conversion transaction or a straddle or to holders of Notes whose "functional currency" is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date of this prospectus supplement. Those authorities may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those discussed below. Any special United States federal tax considerations relevant to a particular issue of the Notes will be provided in the attached pricing supplement. Persons considering the purchase, ownership or disposition of Notes should consult their own tax advisors concerning the United States federal income tax consequences to them in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

PAYMENTS OF INTEREST

     Except as set forth below, interest on a Note will generally be taxable to a United States Holder (as defined below) as ordinary income from domestic sources at the time it is paid or accrued in accordance with the United States Holder's method of accounting for tax purposes. As used in this prospectus supplement, a "United States Holder" means a beneficial owner of a Note that is
(i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision of the United States, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust that is subject to the supervision of a court within the United States and the control of one or more United States persons as described in section 7701(a)(30) of the Code. A "Non-United States Holder" is a holder that is not a United States Holder.

ORIGINAL ISSUE DISCOUNT

     United States Holders of Notes issued with original issue discount ("OID") will be subject to special tax accounting rules, as described in greater detail below. United States Holders of those Notes should be aware that they generally must include OID in gross income in advance of the receipt of cash attributable to that income. However, United States Holders of those Notes generally will not be required to include separately in income cash payments received on the Notes, even if denominated as interest, to the extent those payments do not constitute qualified stated interest (as defined below). Notes issued with OID will be referred to as "Original Issue Discount Notes." Notice will be given in the attached pricing supplement when the Company determines that a particular Note will be an Original Issue Discount Note.

     This summary is based upon final Treasury regulations addressing debt instruments with OID. A Note with an "issue price" that is less than its stated redemption price at maturity (the sum of all payments to be made on the Note other than "qualified stated interest") generally will be issued with original issue discount if that difference is at least 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity. The "issue price" of each Note in a particular offering will be the first price at which a substantial amount of that particular offering is sold (other than to an underwriter, placement agent or wholesaler). The term "qualified stated interest" means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate or, subject to certain conditions, based on one or more interest indices. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments. Notice will be given in the attached pricing supplement when the Company determines that a particular Note will bear interest that is not qualified stated interest.

     In the case of a Note issued with de minimis OID (i.e., discount that is not OID because it is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity), the United States Holder generally must include the de minimis OID in income at the time payments (other than qualified stated interest) on the Notes are made in proportion to the amount paid. Any amount of de minimis OID that has been included in income will be treated as capital gain.

     Certain of the Notes may contain provisions permitting them to be redeemed prior to their stated maturity at the option of the Company and/or at the option of the holder. Original Issue Discount Notes containing those features may be subject to rules that differ from the general rules discussed in this prospectus supplement. Persons considering the purchase of Original Issue Discount Notes with those features should carefully examine the applicable pricing supplement and should consult their own tax advisors with respect to those features since the tax consequences with respect to OID will depend, in part, on the particular terms and features of the Notes.

     United States Holders of Original Issue Discount Notes with a maturity upon issuance of more than one year must, in general, include OID in income in advance of the receipt of some or all of the related cash payments using the "constant yield method" described in this paragraph. The amount of OID includible in income by the initial United States Holder of an Original Issue Discount Note is the sum of the "daily portions" of OID with respect to the Note for each day during the taxable year or portion of the taxable year in which that United States Holder held such Note ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for an Original Issue Discount Note may be of any length and may vary in length over the term of the Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (a) the product of the Note's adjusted issue price at the beginning of the accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over
(b) the aggregate of all qualified stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period. Special rules apply for calculating OID for an initial short accrual period. The "adjusted issue price" of a Note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period (determined without regard to the amortization of any acquisition or bond premium, as described below) and reduced by any payments made on the Note (other than qualified stated interest) on or before the first day of the accrual period. Under these rules, a United States Holder will have to include in income increasingly greater amounts of OID in successive accrual periods. The Company is required to provide information returns stating the amount of OID accrued on Notes held of record by persons other than corporations and other exempt holders.

     In the case of an Original Issue Discount Note that is a Floating Rate Note, both the "yield to maturity" and "qualified stated interest" will be determined solely for purposes of calculating the accrual of OID as though the Note will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the Note on its date of issue or, in the case of certain Floating Rate Notes, the rate that reflects the yield to maturity that is reasonably expected for the Note. Additional rules may apply if interest on a Floating Rate Note is based on more than one interest index. Persons considering the purchase of Floating Rate Notes should carefully examine the attached pricing supplement and should consult their own tax advisors regarding the United States federal income tax consequences of the holding and disposition of those Notes.

     United States Holders may elect to treat all interest on any Note as OID and calculate the amount includible in gross income under the constant yield method described above. For the purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market dis-count and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. The election is to be made for the taxable year in which the United States Holder acquired the Note, and may not be revoked without the consent of the Internal Revenue Service (the "IRS"). United States Holders should consult with their own tax advisors about this election.

SHORT-TERM NOTES

     In the case of Notes having a term of one year or less ("Short-Term Notes"), all payments (including all stated interest) will be included in the stated redemption price at maturity, will not be qualified stated interest and, thus, United States Holders will generally be taxed on the discount in lieu of stated interest. The discount will be equal to the excess of the stated redemption price at maturity over the issue price of a Short-Term Note, unless the United States Holder elects to compute this discount using tax basis instead of issue price. In general, individuals and certain other cash method United States Holders of Short-Term Notes are not required to include accrued discount in their income currently unless they elect to do so (but may be required to include stated interest in income as the income is received). United States Holders that report income for United States federal income tax purposes on the accrual method and certain other United States Holders are required to accrue discount on these Short-Term Notes (as ordinary income) on a straight-line basis, unless an election is made to accrue the discount according to a constant yield method based on daily compounding. In the case of a United States Holder that is not required, and does not elect, to include discount in income currently, any gain realized on the sale, exchange or retirement of the Short-Term Note will generally be ordinary income to the extent of the discount accrued through the date of sale, exchange or retirement. In addition, a United States Holder that does not elect to currently include accrued discount in income may be required to defer deductions for a portion of the United States Holder's interest expense with respect to any indebtedness attributable to the Notes.

MARKET DISCOUNT

     If a United States Holder purchases a Note (other than an Original Issue Discount Note) for an amount that is less than its stated redemption price at maturity or, in the case of an Original Issue Discount Note, its adjusted issue price, the amount of the difference will be treated as "market discount" for United States federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a United States Holder will be required to treat any payment (other than qualified stated interest) on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on the Note at the time of its payment or disposition. In addition, the United States Holder may be required to defer, until the maturity of the Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the Note.

     Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the United States Holder elects to accrue on a constant interest method. A United States Holder of a Note may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

ACQUISITION PREMIUM; AMORTIZABLE BOND
PREMIUM

     A United States Holder that purchases an Original Issue Discount Note for an amount that is greater than its adjusted issue price but equal to or less than the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest will be considered to have purchased that Note at an "acquisition premium." Under the acquisition premium rules, the amount of OID which the United States Holder must include in its gross income with respect to the Note for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year.

     A United States Holder that purchases a Note (including an Original Issue Discount Note) for an amount in excess of the sum of all amounts payable on the Note after the purchase date other than qualified stated interest will be considered to have purchased the Note at a "premium" and, if it is an Original Issue Discount Note, will not be required to include any OID in income. A United States Holder generally may elect to amortize the premium over the remaining term of the Note on a constant yield method as an offset to interest when includible in income under the United States Holder's regular accounting method. In the case of instruments that provide for alternative payment schedules, bond premium is calculated by assuming that (i) the holder will exercise or not exercise options in a manner that maximizes the holder's yield and (ii) the issuer will exercise or not exercise options in a manner that minimizes the holder's yield except with respect to call options for which the issuer is assumed to exercise the call options in a manner that maximizes the holder's yield. Bond premium on a Note held by a United States Holder that does not make an election to amortize the premium will decrease the gain or increase the loss otherwise recognized on disposition of the Note. The election to amortize premium on a constant yield method once made applies to all debt obligations held or subsequently acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

SALE, EXCHANGE AND RETIREMENT OF NOTES

     A United States Holder's tax basis in a Note will, in general, be the United States Holder's cost for that Note, increased by OID, market discount or any discount with respect to a Short-Term Note previously included in income by the United States Holder and reduced by any amortized premium and any cash payments on the Note other than qualified stated interest. Upon the sale, exchange, retirement or other disposition of a Note, a United States Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition (less any accrued qualified stated interest, which will be taxable as such) and the adjusted tax basis of the Note. Except as described above with respect to certain Short-Term Notes or with respect to market discounts, that gain or loss will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

NON-UNITED STATES HOLDERS

     Under present United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:

          (a) no withholding of United States federal income tax will be required with respect to the payment by the Company or any paying agent of principal or interest (which for purposes of this discussion includes OID) on a Note owned by a Non-United States Holder, provided that (i) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder, (ii) the beneficial owner is not a controlled foreign corporation that is related to the Company through stock ownership,
     (iii) the beneficial owner is not a bank whose receipt of interest on a
     Note is described in section 881(c)(3)(A) of the Code and (iv) the beneficial owner satisfies the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder;

          (b) no withholding of United States federal income tax will be required with respect to any gain or income realized by a Non-United States Holder upon the sale, exchange or other disposition of a Note; and

          (c) a Note beneficially owned by an individual who at the time of death is a Non-United States Holder will not be subject to United States federal estate tax as a result of such individual's death, provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the Code and provided that the interest payments with respect to the Note would not have been, if received at the time of such individual's death, effectively connected with the conduct of a United States trade or business by such individual.

     To satisfy the requirement referred to in (a)(iv) above, the beneficial owner of a Note, or a financial institution holding the Note on behalf of that owner, must provide, in accordance with specified procedures, a paying agent of the Company with a statement to the effect that the beneficial owner is not a United States Holder. Pursuant to current temporary Treasury regulations, these requirements will be met if (1) the beneficial owner provides his name and address, and certifies, under penalties of perjury, that he is not a United States person (which certification may be made on an IRS Form W-8 (or successor form)) or (2) a financial institution holding the Note on behalf of the beneficial owner certifies, under penalties of perjury, that the above statement has been received by it and furnishes a paying agent with a copy of the statement. Under recently finalized Treasury regulations (the "Final Regulations"), the statement requirement referred to above may be satisfied with other documentary evidence for interest paid after December 31, 1999 with respect to an offshore account or through certain foreign intermediaries.

     If a Non-United States Holder cannot satisfy the requirements of the "portfolio interest" exception described in (a) above, payments of premium, if any, and interest (including OID) made to that Non-United States Holder will be subject to a 30% withholding tax unless the beneficial owner of the Note provides the Company or its paying agent, as the case may be, with a properly executed (1) IRS Form 1001 (or successor form) claiming an exemption from or reduced rate of withholding under the benefit of a tax treaty or (2) IRS Form 4224 (or successor form) stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States. Under the Final Regulations, Non-U.S. Holders will generally be required to provide IRS Form W-8 in lieu of IRS Form 1001 and IRS Form 4224, although alternative documentation may be applicable in certain situations.

     If a Non-United States Holder is engaged in a trade or business in the United States and premium, if any, or interest (including OID) on the Note is effectively connected with the conduct of that trade or business, the Non-United States Holder, although exempt from the withholding tax discussed above, will be subject to United States federal income tax on that income on a net income basis in the same manner as if it were a United States Holder. In addition, if the holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, the premium, if any, and interest (including OID) on a Note will be included in that foreign corporation's earnings and profits.

     Any gain or income realized by a Non-United States Holder upon the sale, exchange, retirement or other disposition of a Note generally will not be subject to United States federal income tax, unless (i) that gain or income is effectively connected with a trade or business in the United States of the Non-United States Holder, or (ii) in the case of a Non-United States Holder who is an individual, that individual is present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition, and certain other conditions are met.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     In general, information reporting requirements will apply to certain payments of principal, interest, OID and premium paid on Notes and to the proceeds of sale of a Note made to United States Holders other than certain exempt recipients (such as corporations). A 31% backup withholding tax will apply to those payments if the United States Holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income.

     No information reporting or backup withholding will be required with respect to payments made by the Company or any paying agent to Non-United States Holders if a statement satisfying the requirements of
(a)(iv) under "Non-United States Holders" has been received and the payor does not have actual knowledge that the beneficial owner is a United States person.

     In addition, backup withholding and information reporting may apply to the proceeds of the sale of a Note within the United States or conducted through certain U.S. related financial intermediaries unless the statement satisfying the requirements of (a)(iv) under "Non-United States Holders" has been received (and the payor does not have actual knowledge that the beneficial owner is a United States person) or the holder otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder's United States federal income tax liability provided the required information is furnished to the IRS.

NON-DOLLAR DENOMINATED NOTES

     A discussion of the United States federal income tax consequences with respect to Notes denominated in other than U.S. dollars will be contained in the applicable pricing supplement.

                              PLAN OF DISTRIBUTION

     We may sell the Notes (i) through agents, (ii) through underwriters or dealers or (iii) directly to purchasers.

DISTRIBUTION THROUGH AGENTS

     We may sell the Notes on a continuing basis through agents that become parties to a Master Agency Agreement (each an "Agent"), a form of which is filed as an exhibit to the Registration Statement (the "Master Agency Agreement"). Each Agent's obligations are separate and several from those of any other Agent. Each Agent will use reasonable efforts when requested by us to solicit purchases of the Notes. We will pay each Agent a commission to be negotiated at the time of sale. Unless otherwise specified in the attached pricing supplement, the commission may range from .125% to .750% of the principal amount of each Note sold through that Agent, depending on its stated maturity. As of the date of this prospectus supplement, the Agents include Chase Securities Inc., Bear, Stearns & Co. Inc., Credit Suisse First Boston Corporation, Goldman, Sachs & Co., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, PaineWebber Incorporated, Prudential Securities Incorporated, Salomon Brothers Inc and Warburg Dillon Read LLC. Chase Securities Inc. is a wholly owned subsidiary of the Company.

DISTRIBUTION THROUGH UNDERWRITERS

     We may also sell Notes to any Agent, acting as principal, for its own account or for resale to one or more investors or other purchasers, including other broker-dealers.

     The Agents may sell any Notes they have purchased as principal to any dealer at a discount. Unless otherwise specified in the attached pricing supplement, the discount allowed to any dealer will not be in excess of the discount to be received by the Agent from the Company. Unless otherwise specified in the attached pricing supplement, any Note sold to an Agent as principal will be purchased by that Agent at a price equal to 100% of the principal amount of that Note less a percentage ranging from .125% to .750% of that principal amount, depending upon the Note's stated maturity. The Notes may be resold by the Agent to investors and other purchasers from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or the Notes may be resold to certain dealers as described above. After the initial public offering of any Notes, the public offering price and discount may be changed.

DIRECT SALES

     We may sell Notes directly to investors, without the involvement of any Agent or underwriter. In this case, we would not be obligated to pay any commission or discount in connection with the sale.

GENERAL INFORMATION

     The name of any Agents or other persons through which we sell any Notes, as well as any commissions or discounts payable to those Agents or other persons, will be set forth in the attached pricing supplement.

     The Company will have the sole right to accept offers to purchase Notes and may, in its absolute discretion, reject any proposed purchase of Notes in whole or in part. Each Agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any proposed purchase of Notes through it.

     Any Agent, underwriter or dealer that participates in the offering of the Notes may be an "underwriter" within the meaning of the Securities Act of 1933. The Company has agreed to indemnify each Agent and certain other persons against certain liabilities, including liabilities under the Securities Act.

     The Company may also accept (but not solicit) offers to purchase Notes through additional agents on substantially the same terms and conditions (including commissions) as would apply to purchases by Agents under the Master Agency Agreement.

     The Notes will not be listed on any securities exchange. The Agents have advised the Company that they may from time to time purchase and sell the Notes in the secondary market. However, no Agent is obligated to do so and any Agent may discontinue making a market in the Notes at any time without notice. No assurance can be given as to the existence or liquidity of any secondary market for the Notes.

     The Agents, as well as other agents to or through which we may sell Notes, may engage in transactions with us and perform services for us in the ordinary course of business.

     Chase Securities Inc. is a wholly owned subsidiary of the Company. The offer and sale of any Notes by Chase Securities Inc. will comply with the requirements of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. regarding a member firm's underwriting securities of an affiliate. As required by Rule 2720, any such offer and sale will not be made to any discretionary account without the prior approval of the customer. See "Plan of Distribution" in the attached prospectus.

     This prospectus supplement, the attached prospectus and any attached pricing supplement may be used by affiliates of the Company, including Chase Securities Inc., in connection with offers and sales of the Notes in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales by these affiliates will be made at prices related to market prices at the time of sale.

     In connection with certain offerings of the Notes, the Agents may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position for the Agents. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Notes. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of those transactions. Those activities, if commenced, may be discontinued at any time.

                                 LEGAL OPINIONS

     Opinions regarding the validity of the Notes being offered will be issued for us by Simpson Thacher & Bartlett, New York, New York, counsel for the Company, and for the Agents by Cravath, Swaine & Moore, New York, New York. Cravath, Swaine & Moore has represented and continues to represent us and our subsidiaries in a substantial number of matters on a regular basis.

     In the opinions described above, certain assumptions will be made regarding future action required to be taken by the Company and the appropriate Trustee in connection with the issuance and sale of any particular Notes, the specific terms of those Notes and other matters which may affect the validity of those Notes but which cannot be ascertained on the date of the relevant opinion.

                                    GLOSSARY

     Set forth below are definitions of some of the terms used in this prospectus supplement and not defined in the attached prospectus.

     "Business Day" means any day that is not a Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or required by law or executive order to close.

     "Calculation Agent" means the agent appointed by the Company to calculate interest rates for Floating Rate Notes. Unless otherwise specified in the pricing supplement, the Calculation Agent will be The Chase Manhattan Bank.

     "Calculation Date" means, with respect to any Interest Determination Date, the date on which the Calculation Agent is to calculate an interest rate for a Floating Rate Note. Unless otherwise specified in the Note and the applicable pricing supplement, the Calculation Date pertaining to an Interest Determination Date for a Floating Rate Note will be the first to occur of (a) the tenth calendar day after that Interest Determination Date or, if that day is not a Business Day, the next succeeding Business Day or (b) the Business Day preceding the applicable Interest Payment Date or date of maturity (or the date of redemption or repayment, if any) of that Note, as the case may be. However, LIBOR will be calculated on the Interest Determination Date.

     "Composite Quotations" means the daily statistical release entitled "Composite 3:30 P.M. Quotations for U.S. Government Securities", or any successor publication, published by the Federal Reserve Bank of New York.

     "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service (or any successor service) on the page specified in the pricing supplement (or any other page that replaces that page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)) or, if no such page is specified, page 7052.

     "Designated LIBOR Page" means (a) if "LIBOR Reuters" is designated in the pricing supplement, the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency, or (b) if "LIBOR Telerate" is designated in the pricing supplement, the display on the Dow Jones Telerate Service for the purpose of displaying the London interbank rates of major banks for the applicable Index Currency. If neither LIBOR Reuters nor LIBOR Telerate is specified, LIBOR for the applicable Index Currency will be determined as if LIBOR Telerate had been specified.

     "H.15(519)" means the publication entitled "Statistical Release H.15(519), Selected Interest Rates", or any successor publication, published by the Board of Governors of the Federal Reserve System.

     "Index Currency" means the currency (including composite currencies) specified in the pricing supplement as the currency for which LIBOR shall be calculated. If no currency is specified, the Index Currency will be U.S. dollars.

     "Index Maturity" means the period of time designated as the representative maturity of the certificates of deposit, the commercial paper, the Index Currency or the Treasury bills, respectively, by reference to transactions in which the CD Rate, the Commercial Paper Rate, LIBOR, the Treasury Rate and the CMT Rate, respectively, are to be calculated, as set forth in the pricing supplement.

     "Initial Interest Rate" means the rate at which a Floating Rate Note will bear interest from and including the date of issue to but excluding the first Reset Date, as set forth in the pricing supplement.

     "Interest Determination Date" means the date as of which the interest rate for a Floating Rate Note is to be calculated, to be effective as of the following Reset Date and calculated on the related Calculation Date. However, LIBOR will be calculated on the Interest Determination Date. Unless otherwise specified in the pricing supplement, (i) the Interest Determination Date pertaining to a Reset Date for a CD Rate Note, Commercial Paper Rate Note, Federal Funds Effective Rate Note, Prime Rate Note or CMT Rate Note will be the second Business Day preceding that Reset Date, (ii) the Interest Determination Date pertaining to a Reset Date for a LIBOR Note will be the second London Busi-ness Day preceding that Reset Date and (iii) the Interest Determination Date pertaining to a Reset Date for a Treasury Rate Note will be the day of the week during which that Reset Date falls on which Treasury bills of the Index Maturity designated in the pricing supplement are auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday or may be held on the preceding Friday. If, as the result of a legal holiday, an auction is held on the preceding Friday, that Friday will be the Interest Determination Date pertaining to the Reset Date occurring in the following week.

     "Interest Payment Date" means the date on which payment of interest on a Note (other than payment at maturity) is to be made.

     "London Business Day" means a Business Day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

     "Maximum Interest Rate" means, with respect to any Floating Rate Note, a maximum numerical interest rate limitation, or ceiling, on the rate at which interest may accrue on that Note during any interest period.

     "Minimum Interest Rate" means, with respect to any Floating Rate Note, a minimum numerical interest rate limitation, or floor, on the rate at which interest may accrue on that Note during any interest period.

     "Money Market Yield" means a yield calculated in accordance with the following formula:

                           D X 360
  Money Market Yield =  360 - (D X M)  X 100

where "D" refers to the annual rate for the commercial paper, quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

     "Paying Agent" means the agent appointed by the Company to make payments of principal, premium, if any, and interest on the Notes. Unless otherwise specified in the pricing supplement, the Paying Agent will be The Chase Manhattan Bank.

     "Record Date" means the date on which a Note must be held in order for the holder to receive an interest payment on the next Interest Payment Date. Unless otherwise specified in the pricing supplement, the Record Date for any Interest Payment Date will be the fifteenth day (whether or not a Business Day or a London Business Day) prior to that Interest Payment Date.

     "Reset Date" means the date on which a Floating Rate Note will begin to bear interest at the interest rate determined as of any Interest Determination Date. Unless otherwise specified in the applicable Note and pricing supplement, the Reset Dates will be:

          (i) in the case of Floating Rate Notes that reset daily, each Business Day;

          (ii) in the case of Floating Rate Notes (other than Treasury Rate Notes) that reset weekly, Wednesday of each week;

          (iii) in the case of Treasury Rate Notes that reset weekly, Tuesday of each week;

          (iv) in the case of Floating Rate Notes that reset monthly, the third Wednesday of each month;

          (v) in the case of Floating Rate Notes that reset quarterly, the third Wednesday of March, June, September and December of each year;

          (vi) in the case of Floating Rates Notes that reset semi-annually, the third Wednesday of each of two months of each year specified in the pricing supplement; and

          (vii) in the case of Floating Rate Notes that reset annually, the third Wednesday of one month of each year specified in the pricing supplement.

If a Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day (or, in the case of a LIBOR Note, a day that is not a London Business Day), that Reset Date will be postponed to the next Business Day or London Business Day, as the case may be, (except that, in the case of a LIBOR Note, if that London Business Day is in the following calendar month, that Reset Date will be the preceding London Business Day). If a Treasury bill auction (as described in the definition of "Interest Determination Date") will be held on any day that would otherwise be a Reset Date for a Treasury Rate Note, then that Reset Date will instead be the Business Day immediately following that auction date.

     "Reuters Screen US Prime 1 Page" means the display on the Reuters Monitor Money Rates Service on the page designated as "US Prime 1" (or any other page that replaces that page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

     "Spread" means the constant amount, if any, to be added to the CD Rate, the Commercial Paper Rate, the Federal Funds Effective Rate, LIBOR, the Treasury Rate, the Prime Rate, the CMT Rate or any other interest rate index in effect from time to time with respect to a Note, which amount will be set forth in the pricing supplement.

     "Spread Multiplier" means the percentage by which the CD Rate, the Commercial Paper Rate, the Federal Funds Effective Rate, LIBOR, the Treasury Rate, the Prime Rate, the CMT Rate or any other interest rate index in effect from time to time with respect to a Note is to be multiplied, which percentage will be set forth in the pricing supplement.

                             [Chase Manhattan Logo]

                        THE CHASE MANHATTAN CORPORATION

                                DEBT SECURITIES
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                  COMMON STOCK
                                    WARRANTS

                            ------------------------

   WE WILL PROVIDE SPECIFIC TERMS OF THESE SECURITIES IN SUPPLEMENTS TO THIS
                                  PROSPECTUS.
YOU SHOULD READ THIS PROSPECTUS AND ANY SUPPLEMENT CAREFULLY BEFORE YOU INVEST.

                            ------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAVE THESE ORGANIZATIONS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                    THIS PROSPECTUS IS DATED AUGUST 21, 1998

                                    SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the terms of our securities, you should carefully read this document with the attached prospectus supplement that together give the specific terms of the securities we are offering. You should also read the documents we have referred you to in "Where You Can Find More Information About The Company" on page 5 for information on our company and our financial statements. Certain capitalized terms used in this summary are defined elsewhere in this prospectus.

                        THE CHASE MANHATTAN CORPORATION

     Our company is a registered bank holding company. Through various subsidiaries, we conduct domestic and international financial services businesses. At June 30, 1998, we were the largest banking institution in the United States, with $367 billion in assets and $23 billion in stockholders' equity.

     Our principal bank subsidiaries are The Chase Manhattan Bank, headquartered in New York, Chase Manhattan Bank USA, National Association, headquartered in Delaware, and Chase Bank of Texas, National Association, headquartered in Texas. Our principal non-bank subsidiary is Chase Securities Inc., which is engaged in securities underwriting and dealing.

     On March 31, 1996, The Chase Manhattan Corporation merged into Chemical Banking Corporation, which changed its name to "The Chase Manhattan Corporation." The merger was accounted for as a pooling-of-interests. Therefore, the information in this prospectus, the accompanying prospectus supplement and the other documents we file with the SEC is stated on a combined basis as if the merger had been in effect for all periods presented.

                          THE SECURITIES WE MAY OFFER

     This prospectus is part of a registration statement (No. 333-56573) (the "Registration Statement") that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may offer from time to time up to $4,201,882,414 of any of the following securities, either separately or in units: debt, preferred stock, depositary shares, common stock and warrants. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus.

DEBT SECURITIES

     We may offer unsecured general obligations of our company, which may be senior (the "Senior Securities") or subordinated (the "Subordinated Securities"). The Senior Securities and the Subordinated Securities are together referred to in this prospectus as the "Debt Securities". The Senior Securities will have the same rank as all of our other unsecured, unsubordinated debt. The Subordinated Securities will be entitled to payment only after payment on our Senior Indebtedness (as described below). In addition, under certain circumstances relating to our insolvency or a similar event, the Subordinated Securities will be entitled to payment only after the payment of claims relating to Additional Senior Obligations (as described below).

     The Senior Securities will be issued under an indenture between us and Bankers Trust Company, as trustee. The Subordinated Securities will be issued under an indenture between us and U.S. Bank Trust National Association, as trustee. We have summarized certain general features of the Debt Securities from the indentures. We encourage you to read the indentures (which are exhibits to the Registration Statement) and our recent periodic and current reports that we file with the SEC. Directions on how you can get copies of these reports are provided on page 5.

     We are a holding company that conducts substantially all of our operations through subsidiaries. As a result, claims of the holders of the Debt Securities will generally have a junior position to claims of creditors of our subsidiaries (except to the extent that our company is recognized as a creditor of those subsidiaries). Claims of creditors of our subsidiaries other than our company include substantial amounts of long-term debt, deposit liabilities, federal funds purchased, securities sold under repurchase agreements, commercial paper and other short-term borrowings.

GENERAL INDENTURE PROVISIONS THAT APPLY TO SENIOR AND SUBORDINATED SECURITIES

     - Neither indenture limits the amount of debt that we may issue or provides holders any protection should there be a highly leveraged transaction, recapitalization or restructuring involving our company.

     - The indentures allow us to merge or consolidate with another company, or to sell all or substantially all of our assets to another company. If these events occur, the other company will be required to assume our responsibilities relating to the Debt Securities, and we will be released from all liabilities and obligations.

     - The indentures provide that holders of a majority of the total principal amount of outstanding Debt Securities of any series may vote to change certain of our obligations or certain of your rights concerning the Debt Securities of that series. However, to change the amount or timing of principal, interest or other payments under the Debt Securities, every holder in the series must consent.

     - If an Event of Default (as described below) occurs with respect to any series of Debt Securities, the trustee or holders of 25% of the outstanding principal amount of that series may declare the principal amount of the series immediately payable. However, holders of a majority of the principal amount may rescind this action.

GENERAL INDENTURE PROVISIONS THAT APPLY ONLY TO SENIOR SECURITIES

     We have agreed in the indenture relating to the Senior Securities that we and our subsidiaries will not sell voting stock of The Chase Manhattan Bank, and that The Chase Manhattan Bank will not issue its voting stock, unless the sale or issuance is for fair market value and we and our subsidiaries would own at least 80% of the voting stock of The Chase Manhattan Bank following the sale or issuance. This covenant would not prevent us from completing a merger, consolidation or sale of substantially all of our assets. In addition, this covenant would not prevent the merger or consolidation of The Chase Manhattan Bank into another domestic bank if our company and its subsidiaries would own at least 80% of the voting stock of the successor entity after the merger or consolidation.

     If we satisfy certain conditions in the indenture relating to the Senior Securities, we may discharge that indenture at any time by depositing with the trustee sufficient funds or government obligations to pay the Senior Securities when due.

     Events of Default. The indenture relating to the Senior Securities provides that the following are events of default:

     - Interest not paid for 30 days after due date.
     - Principal or premium not paid when due.
     - Sinking fund payment not paid for 5 days after due date.
     - Covenant breach continues for 60 days after notice.
     - Principal payment default on debt (including Senior Securities of other series) having an aggregate principal amount of more than $25,000,000 is not rescinded within 30 days after notice.
     - Acceleration of more than $25,000,000 aggregate principal amount of debt (including Senior Securities of other series) is not rescinded within 30 days after notice.
     - Occurrence of certain bankruptcy or insolvency events.
     - Occurrence of any other event of default specified in the prospectus supplement.

GENERAL INDENTURE PROVISIONS THAT APPLY ONLY TO SUBORDINATED SECURITIES

     The Subordinated Securities will be subordinated to all "Senior Indebtedness", which includes all indebtedness for money borrowed by us, except indebtedness that is stated to be not superior to, or to have the same rank as, the Subordinated Securities. At June 30, 1998, approximately $9.7 billion of Senior Indebtedness was outstanding.

     In an insolvency of or similar event relating to our company, creditors holding "Additional Senior Obligations" would also be entitled to full payment before any amounts could be distributed to holders of the Subordinated Securities. Additional Senior Obligations include indebtedness for claims under derivative products, including interest, foreign exchange and commodity contracts, but excluding claims under Senior Indebtedness or claims under obligations having the same rank as, or ranking junior to, the Subordinated Securities. At June 30, 1998, approximately $2.4 billion of Additional Senior Obligations were outstanding.

     Events of Default. The indenture relating to the Subordinated Securities provides that the following are events of default:

     - Occurrence of certain bankruptcy or insolvency events.

     - Occurrence of any other event of default specified in the prospectus supplement.

PREFERRED STOCK AND DEPOSITARY SHARES

     We may issue our preferred stock, par value $1 per share in one or more series (the series being offered are referred to as "Preferred Stock"). We will determine the dividend, voting, conversion and other rights of the series being offered and the terms and conditions relating to its offering and sale at the time of the offer and sale. We may also issue fractional shares of Preferred Stock that will be represented by Depositary Shares and Depositary Receipts.

COMMON STOCK
     We may issue our common stock, par value $1 per share (the "Common Stock"). Holders of Common Stock are entitled to receive dividends when declared by the Board of Directors (subject to rights of preferred stock holders). Each holder of Common Stock is entitled to one vote per share. The holders of Common Stock have no preemptive rights or cumulative voting rights.

WARRANTS

     We may issue warrants for the purchase of Debt Securities, Preferred Stock or Common Stock ("Securities Warrants"). We may also issue warrants for the cash value in U.S. dollars of the right to purchase or sell foreign or composite currencies ("Currency Warrants"). We may issue warrants independently or together with other securities.

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS

     The consolidated ratios of earnings to fixed charges and the ratios of earnings to combined fixed charges and preferred stock dividend requirements are as follows:

                                               SIX MONTHS
                                                 ENDED
                                                JUNE 30,           YEAR ENDED DECEMBER 31,
                                               ----------    ------------------------------------
                                                  1998       1997    1996    1995    1994    1993
                                                  ----       ----    ----    ----    ----    ----
Earnings to Fixed Charges:
  Excluding Interest on Deposits............      1.78       1.82    1.66    1.90    1.86    1.62
  Including Interest on Deposits............      1.39       1.43    1.32    1.41    1.42    1.31
Earnings to Combined Fixed Charges and
  Preferred Stock Dividend Requirements:
  Excluding Interest on Deposits............      1.75       1.77    1.60    1.82    1.76    1.52
  Including Interest on Deposits............      1.38       1.41    1.30    1.38    1.38    1.27

     For purposes of computing the above ratios, earnings represent net income from continuing operations plus total taxes based on income and fixed charges. Fixed charges, excluding interest on deposits, include interest expense (other than on deposits), one-third (the proportion deemed representative of the interest factor) of rents, net of income from subleases, and capitalized interest. Fixed charges, including interest on deposits, include all interest expense, one-third (the proportion deemed representative of the interest factor) of rents, net of income from subleases, and capitalized interest.

                      WHERE YOU CAN FIND MORE INFORMATION
                               ABOUT THE COMPANY

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed:

     (a) Annual Report on Form 10-K for the year ended December 31, 1997;
     (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998;
     (c) Current Reports on Form 8-K filed on January 21, 1998, January 28, 1998, March 17, 1998, April 24, 1998, May 20, 1998, June 15, 1998, July 24, 1998
and July 30, 1998;
     (d) The descriptions of our Common Stock and Preferred Stock contained in our Registration Statements filed under Section 12 of the Securities Exchange Act of 1934.

     You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

     Office of the Secretary
     The Chase Manhattan Corporation
     270 Park Avenue
     New York, NY 10017
     212-270-4040

     YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT. WE HAVE AUTHORIZED NO ONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

                        THE CHASE MANHATTAN CORPORATION

GENERAL

     The Chase Manhattan Corporation (the "Company", which may be referred to as "we" or "us") is a bank holding company registered under the Bank Holding Company Act of 1956. We were organized as a Delaware corporation in 1968. As of June 30, 1998, we were the largest banking institution in the United States, with $367 billion in assets and $23 billion in stockholders' equity.

     We conduct domestic and international financial services businesses through various bank and non-bank subsidiaries. Our principal bank subsidiaries are The Chase Manhattan Bank, a New York banking corporation (the "Bank"), Chase Manhattan Bank USA, National Association, headquartered in Delaware ("Chase USA"), and Chase Bank of Texas, National Association, headquartered in Texas ("Chase Texas"). Our principal non-bank subsidiary is Chase Securities Inc. ("CSI"), which is engaged in securities underwriting and dealing activities.

     On March 31, 1996, The Chase Manhattan Corporation ("heritage Chase") merged into Chemical Banking Corporation, which changed its name to "The Chase Manhattan Corporation." The merger was accounted for as a pooling-of-interests. Therefore, the information in this prospectus, the accompanying prospectus supplement and the other documents we file with the SEC are stated on a combined basis as if the merger had been in effect for all periods presented.

BUSINESS

     Our activities are internally organized, for operating purposes, into three major business franchises. A brief description of these business franchises is presented below.

  Global Banking

     Global Banking provides financing, advisory, sales and trading, trade finance, asset management and private banking services. Clients include corporations, institutions, governments and wealthy individuals located around the world. Global Banking operates in more than 50 countries, including major operations in all key international financial centers. Chase Texas (other than its consumer and global services businesses) is also included in Global Banking.

  Chase Technology Solutions

     Chase Technology Solutions combines the Company's global services businesses, information technology and operations, and electronic commerce initiatives into a single group. Global services is a leading provider of information and transaction services globally and includes custody, cash management, trust and other fiduciary services.

  National Consumer Services

     National Consumer Services included, as of June 30, 1998, the fourth-largest bank credit card issuer in the U.S., the third-largest originator and servicer of residential mortgages in the U.S., and a leading provider of auto financing and other consumer lending products. The Company and its subsidiaries maintain a leading market share position in the New York metropolitan tri-state area in serving the financial needs of consumers. We offer customers convenient access to financial services by telephone, personal computer and the internet and have the most branches and automated teller machines in the New York metropolitan tri-state area. National Consumer Services also has a small international consumer presence.

                                USE OF PROCEEDS

     Unless otherwise specified in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement will be used for general corporate purposes. General corporate purposes may include the repayment of debt, investments in or extensions of credit to our subsidiaries, redemption of preferred stock, or the financing of possible acquisitions or business expansion. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     The following description of the terms of the Debt Securities sets forth certain general terms that may apply to the Debt Securities. The particular terms of any Debt Securities will be described in the prospectus supplement relating to those Debt Securities.

     The Debt Securities will be either our senior debt securities (the "Senior Securities") or our subordinated debt securities (the "Subordinated Securities"). The Senior Securities will be issued under an Indenture dated as of December 1, 1989, as amended (the "Senior Indenture"), between us and Bankers Trust Company, as Trustee. The Subordinated Securities will be issued under an Indenture dated as of April 1, 1987, as amended and restated as of December 15, 1992, and as further amended (the "Subordinated Indenture"), between us and U.S. Bank Trust National Association, as Trustee. The Senior Indenture and the Subordinated Indenture are together called the "Indentures".

     The following summary of certain provisions of the Indentures is not complete. You should refer to the Indentures, copies of which are exhibits to the registration statement of which this prospectus is a part (Registration Statement File No. 333-56573; the "Registration Statement"). Section references below are to the section in the applicable Indenture. Capitalized terms have the meanings assigned to them in the applicable Indenture. The referenced sections of the Indentures and the definitions of capitalized terms are incorporated by reference.

     Neither Indenture limits the amount of Debt Securities that we may issue. Each Indenture provides that Debt Securities may be issued up to the principal amount authorized by us from time to time. The Senior Securities will be unsecured and will have the same rank as all of our other unsecured and unsubordinated debt. The Subordinated Securities will be unsecured and will be subordinated and junior to all Senior Indebtedness (as defined below under "Subordinated Securities -- Subordination"). In addition, under certain circumstances relating to the dissolution, winding-up, liquidation or reorganization of the Company, the Subordinated Securities will be junior to all Additional Senior Obligations (as defined and to the extent set forth below under "Subordinated Securities -- Subordination").

     We are a holding company that conducts substantially all of our operations through subsidiaries. As a result, claims of the holders of the Debt Securities will generally have a junior position to claims of creditors of our subsidiaries, except to the extent that the Company may be recognized as a creditor of those subsidiaries. Claims of creditors of our subsidiaries other than the Company include substantial amounts of long-term debt, deposit liabilities, federal funds purchased, securities sold under repurchase agreements, commercial paper and other short-term borrowings.

     The Debt Securities may be issued in one or more separate series of Senior Securities and/or Subordinated Securities. The prospectus supplement relating to the particular series of Debt Securities being offered will specify the particular amounts, prices and terms of those Debt Securities. These terms may include:

     - the title and type of the Debt Securities;
     - any limit on the aggregate principal amount or aggregate initial offering price of the Debt Securities and the amount payable upon acceleration;
     - the purchase price of the Debt Securities;
     - the dates on which the principal of the Debt Securities will be payable;
     - the interest rates (including the interest rates, if any, applicable to overdue payments) of the Debt Securities, or the method for determining those rates, and the interest payment dates for the Debt Securities;
     - the places where payments may be made on the Debt Securities;
     - any mandatory or optional redemption provisions applicable to the Debt Securities;
     - any sinking fund or analogous provisions applicable to the Debt
       Securities;
     - the authorized denominations of the Debt Securities (if other than $1,000 and integral multiples of $1,000);
     - if other than U.S. dollars, the currency or currencies, including European Currency Units ("ECU"), the euro and other composite currencies, in which payments on the Debt Securities will be payable (which currencies may be different for principal, premium and interest payments);
     - any conversion or exchange provisions applicable to the Debt Securities;
     - any Events of Default applicable to the Debt Securities (if not set forth in the applicable Indenture); and
     - any other specific terms of the Debt Securities.

     Some of the Debt Securities may be issued as original issue discount Debt Securities (the "Original Issue Discount Securities"). Original Issue Discount Securities bear no interest or bear interest at below-market rates and will be sold at a discount below their stated principal amount. The prospectus supplement will also contain any special tax, accounting or other information relating to Original Issue Discount Securities or relating to certain other kinds of Debt Securities that may be offered, including Debt Securities linked to an index or payable in currencies other than U.S. dollars.

     The Debt Securities will be issued only in fully registered form without coupons. The Indentures also provide that Debt Securities of a series may be issued as permanent global Debt Securities. See "Permanent Global Debt Securities" below. No service charge will be made for any transfer or exchange of Debt Securities, but we may require payment of any taxes or other governmental charges.

     Unless otherwise specified in the prospectus supplement, principal of (and premium, if any) and interest, if any, on the Debt Securities will be payable at the corporate trust office of the Bank in New York City. Transfers or exchanges of Debt Securities may be made at the same location. Payment of interest on any Debt Securities may be made at our option by check mailed to the registered holders of the Debt Securities at their registered addresses. In connection with any payment on a Debt Security, we may require the holder to certify information to the Company. In the absence of such certification, we may rely on any legal presumption to enable us to determine our responsibilities, if any, to deduct or withhold taxes, assessments or governmental charges from such payment.

     Neither Indenture limits our ability to enter into a highly leveraged transaction or provides special protection to holders of Debt Securities in the event of such a transaction. In addition, neither Indenture provides special protection in the event of a sudden and dramatic decline in the credit quality of the Company resulting from a takeover, recapitalization or similar restructuring of the Company.

     We may issue Debt Securities upon the exercise of warrants ("Debt Warrants") issued with other Debt Securities or upon exchange or conversion of exchangeable or convertible Debt Securities. The prospectus supplement will describe the specific terms of any Debt Warrants or of any exchangeable or convertible securities. It will also describe the specific terms of the Debt Securities issuable upon the exercise, exchange or conversion of those securities. See "Description of Securities Warrants" below.

SENIOR SECURITIES

     The Senior Securities will be direct, unsecured general obligations of the Company, will constitute Senior Indebtedness (as defined below) of the Company, and will have the same rank as our other Senior Indebtedness.

     Limitation on Disposition of Stock of the Bank. The Senior Indenture contains a covenant by us that, so long as any of the Senior Securities are outstanding (but subject to our rights in connection with our consolidation or merger with or into another person or a sale of our assets), neither we nor any Intermediate Subsidiary (as defined below) will dispose of any shares of Voting Stock of the Bank (or any securities convertible into, or options, warrants or rights to purchase shares of Voting Stock of the Bank), except to the Company or an Intermediate Subsidiary. In addition, the covenant provides that neither we nor any Intermediate Subsidiary will permit the Bank to issue any shares of its Voting Stock (or securities convertible into, or options, warrants or rights to subscribe for or purchase shares of its Voting Stock), nor will we permit any Intermediate Subsidiary to cease to be an Intermediate Subsidiary. These restrictions will not apply if (i) any disposition of Voting Stock of the Bank (or any securities convertible into, or options, warrants or rights to purchase shares of Voting

Stock of the Bank) is made for fair market value, as determined by our Board of Directors of the Company or the Intermediate Subsidiary, and (ii) after giving effect to the transaction, we and any one or more of our Intermediate Subsidiaries will collectively own at least 80% of the issued and outstanding Voting Stock of the Bank (or any successor to the Bank) free and clear of any security interest. The above covenant also does not restrict the Bank from being consolidated with or merged into another domestic banking corporation, if after the merger or consolidation the Company, or its successor, and any one or more Intermediate Subsidiaries own at least 80% of the Voting Stock of the resulting bank and no Event of Default, (and no event which, after notice or lapse of time or both, would become an Event of Default), shall have happened and be continuing. An Intermediate Subsidiary is defined in the Senior Indenture as a Subsidiary (i) that is organized under the laws of any domestic jurisdiction and
(ii) of which all the shares of capital stock, and all securities convertible into, and options, warrants and rights to purchase shares of such capital stock, are owned directly by the Company, free and clear of any security interest. The above covenant does not prevent the Bank from engaging in a sale of assets to the extent otherwise permitted by the Senior Indenture. (Section 1006).

     Events of Default. The Senior Indenture defines an Event of Default with respect to any series of Senior Securities as any one of the following events:

          (i) default in payment of interest on any Senior Security of that series and continuance of that default for 30 days;

          (ii) default in the payment of principal of (or premium, if any, on) any Senior Security of that series at Maturity;

          (iii) default in the deposit of any sinking fund payment and continuance of that default for 5 days;

          (iv) failure by the Company for 60 days after notice to perform any of the other covenants or warranties in the Senior Indenture applicable to that series;

          (v)(A) failure by the Company to pay indebtedness for borrowed money, including Senior Securities of other series, in an aggregate principal amount exceeding $25,000,000, at the date of final maturity or the expiration of any applicable grace period or (B) acceleration of the maturity of any of the Company's indebtedness for borrowed money, including Senior Securities of other series, in an aggregate principal amount exceeding $25,000,000, if that failure to pay or acceleration results from a default under the instrument giving rise to, or securing, the indebtedness for money borrowed and is not rescinded or annulled within 30 days after due notice, unless the default is contested in good faith by appropriate proceedings;

          (vi) certain events of bankruptcy, insolvency or reorganization of the Company or the Bank; and

          (vii) any other Event of Default specified with respect to Senior Securities of that series. (Section 501).

     If any Event of Default with respect to Senior Securities of any series occurs and is continuing, either the Trustee or the holders of not less than 25% in principal amount of the Outstanding Senior Securities of that series may declare the principal amount (or, if the Senior Securities of that series are Original Issue Discount Securities, a specified portion of the principal amount) of all Senior Securities of that series to be due and payable immediately. No such declaration is required upon certain events of bankruptcy. Subject to certain conditions, the declaration may be annulled and past defaults (except uncured payment defaults and certain other specified defaults) may be waived by the holders of a majority in principal amount of the Outstanding Senior Securities of that series. (Sections 502 and 513).

     The prospectus supplement will describe any particular provisions relating to the acceleration of the Maturity of a portion of the principal amount of Original Issue Discount Securities upon an Event of Default.

     The Senior Indenture requires the Trustee to, within 90 days after the occurrence of a default known to it with respect to any outstanding series of Senior Securities, give the holders of that series notice of the default if uncured or not waived. However, the Trustee may withhold this notice if it determines in good faith that the withholding of this notice is in the interest of those holders, except that the Senior Trustee may not withhold this notice in the case of a payment default. The above notice shall not be given until 60 days after the occurrence of a default in the performance of a covenant in the Senior Indenture other than a covenant to make payment. The term "default" for the purpose of this provision means any event that is, or after notice or lapse of time or both would become, an Event of Default with respect to Senior Securities of that series. (Section 602).

     Other than the duty to act with the required standard of care during a default, the Trustee is not obligated to exercise any of its rights or powers under the Senior Indenture at the request or direction of any of the holders of Senior Securities, unless the holders have offered to the Trustee reasonable security or indemnity. (Section 603). The Senior Indenture provides that the holders of a majority in principal amount of Outstanding Senior Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or other power conferred on the Trustee. However, the Trustee may decline to act if the direction is contrary to law or the Senior Indenture. (Section 512).

     The Senior Indenture includes a covenant that the Company will file annually with the Trustee a certificate of no default, or specifying any default that exists. (Section 1007).

     Defeasance and Covenant Defeasance. The Senior Indenture contains a provision that, if made applicable to any series of Senior Securities, permits the Company to elect (i) to defease and be discharged from all of our obligations (subject to limited exceptions) with respect to any series of Senior Securities then outstanding ("defeasance") and/or (ii) to be released from our obligations under certain covenants and from the consequences of an event of default resulting from a breach of those covenants or a cross-default ("covenant defeasance"). To make either of the above elections, we must deposit in trust with the Trustee money and/or U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide sufficient money, without reinvestment, to repay in full those Senior Securities. As a condition to defeasance or covenant defeasance, we must deliver to the Trustee an Opinion of Counsel that the holders of the Senior Securities will not recognize income, gain or loss for Federal income tax purposes as a result of the defeasance or covenant defeasance. That opinion, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling received by us from the Internal Revenue Service or published as a revenue ruling or upon a change in applicable Federal income tax law.

     Under Federal income tax law as of the date of this prospectus, defeasance would likely be treated as a taxable exchange of Senior Securities for interests in the defeasance trust. As a result, a holder would recognize gain or loss equal to the difference between the holder's cost or other tax basis for the Senior Securities and the value of the holder's proportionate interest in the defeasance trust. That holder would thereafter be required to include in income a proportionate share of the income, gain or loss, as the case may be, of the defeasance trust. Under Federal income tax law as of the date of this prospectus, covenant defeasance would ordinarily not be treated as a taxable exchange of Senior Securities. Purchasers of Senior Securities should consult their own advisors as to the tax consequences to them of defeasance and covenant defeasance, including the applicability and effect of tax laws other than the Federal income tax law.

     If we exercise our covenant defeasance option with respect to a particular series of Senior Securities, then even if there were a default under the related covenant, payment of those Senior Securities could not be accelerated. We may exercise our defeasance option with respect to a particular series of Senior Securities even if we previously had exercised our covenant defeasance option. If we exercise our defeasance option, payment of those Senior Securities may not be accelerated because of any Event of Default. If we exercise our defeasance option or covenant defeasance option and an acceleration were to occur, the realizable value at the acceleration date of the money and U.S. Government Obligations in the defeasance trust could be less than the principal and interest then due on those Senior Securities. This is because the required deposit of money and/or U.S. Govern-ment obligations in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

     Modification of the Senior Indenture. We and the Trustee may make modifications and amendments to the Senior Indenture with the consent of the holders of not less than a majority in principal amount of each series of Outstanding Senior Securities affected by the modification or amendment. However, without the consent of each affected holder, no such modification may
(i) change the Stated Maturity of any Senior Security of any series, (ii) reduce the principal amount of (or premium, if any, on) any Senior Security, (iii) reduce the rate of payment of interest on any Senior Security or change certain other provisions relating to the yield of the Senior Securities, (iv) change the currency or currencies in which any Senior Security is payable, (v) reduce the percentage of holders of Outstanding Senior Securities of any series required to consent to any modification, amendment or waiver under the Senior Indenture, or
(vi) change the provisions in the Senior Indenture that relate to its modification or amendment. (Section 902).

     We and the Trustee may amend the Senior Indenture in certain circumstances without the consent of the holders of Senior Securities in the event we merge with another person, to replace the Trustee, to effect modifications that do not affect any outstanding series of Senior Securities, and for certain other purposes.

     Consolidation, Merger and Sale of Assets. We may, without the consent of the holders of any Senior Securities, consolidate or merge with any other person or transfer or lease all or substantially all of our assets to another person or permit another corporation to merge into the Company, provided that: (i) the successor is a person organized under U.S. law; (ii) the successor person, if not us, assumes our obligations on the Senior Securities and under the Senior Indenture; (iii) after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and (iv) certain other conditions are met. (Section 801).

SUBORDINATED SECURITIES

     The Subordinated Securities will be direct, unsecured general obligations of the Company. The Subordinated Securities will be subordinate in right of payment to all Senior Indebtedness and, in certain circumstances described below relating to our dissolution, winding-up, liquidation or reorganization, to all Additional Senior Obligations. The Subordinated Indenture does not limit the amount of debt (including Senior Indebtedness) or Additional Senior Obligations which we may incur. As of June 30, 1998, Senior Indebtedness and Additional Senior Obligations (as defined below) of the Company aggregated approximately $12.1 billion.

     Unless otherwise specified in the prospectus supplement, the maturity of the Subordinated Securities will be subject to acceleration only upon our bankruptcy or reorganization. See "Defaults and Waivers" below.

     The holders of Subordinated Securities of a series that is specified to be convertible into Common Stock ("Subordinated Convertible Securities") will be entitled at certain times specified in the prospectus supplement to convert any Subordinated Convertible Securities of that series into Common Stock, at the conversion price set forth in the prospectus supplement.

     The holders of Subordinated Securities of any series may be obligated at maturity, or at any earlier time specified in the prospectus supplement, to exchange that series of Subordinated Securities for Capital Securities (as defined below). The terms of any such exchange and of the Capital Securities that will be issued upon such exchange will be described in the prospectus supplement. (Article Seventeen). "Capital Securities" may consist of our Common Stock, perpetual preferred stock or other capital securities of the Company acceptable to our primary Federal banking regulator. Currently, our primary Federal banking regulator is the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Whenever Subordinated Securities are exchangeable for Capital Securities, we will be obligated to deliver Capital Securities with a market value equal to the principal amount of those Subordinated Securities. In addition, we will unconditionally undertake, at our expense, to sell the Capital Securities in a sale (the "Secondary Of-fering") on behalf of any holders who elect to receive cash for the Capital Securities. The Common Stock is described below under "Description of Common Stock". A general description of our preferred stock is set forth below under "Description of Preferred Stock".

     Subordination. The Subordinated Securities will be subordinate in right of payment to all Senior Indebtedness and, under certain circumstances described below, to all Additional Senior Obligations.

     The Subordinated Indenture defines "Senior Indebtedness" to mean the principal of (and premium, if any) and interest on all indebtedness for money borrowed by us, whether outstanding on the date the Subordinated Indenture became effective or created, assumed or incurred after that date (including all indebtedness of another person for money borrowed that we guarantee). However, Senior Indebtedness does not include (A) Subordinated Securities issued under the Subordinated Indenture, (B) Antecedent Company Subordinated Indebtedness (as defined below), (C) Assumed MHC Subordinated Indebtedness (as defined below),
(D) Assumed Old Chase Subordinated Indebtedness (as defined below) and (E) other debt of ours which is expressly stated to have the same rank as the Subordinated Securities or to rank not senior to the Subordinated Securities (such other debt is referred to as "Other Subordinated Indebtedness").

     The Subordinated Indenture defines "Additional Senior Obligations" to mean all indebtedness of the Company for claims in respect of derivative products, such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements, except for Senior Indebtedness and except for obligations which are expressly stated to have the same rank as or to be junior to the Subordinated Securities.

     At June 30, 1998, we had approximately $2.8 billion of Subordinated Securities issued and outstanding under the Subordinated Indenture and we had approximately $436 million of Other Subordinated Indebtedness outstanding that ranked equally with the Subordinated Securities.

     Antecedent Company Subordinated Indebtedness means all outstanding subordinated indebtedness of the Company issued prior to December 15, 1992 (other than Assumed MHC Subordinated Indebtedness and Assumed Old Chase Subordinated Indebtedness). At June 30, 1998, we had approximately $1.0 billion of Antecedent Company Subordinated Indebtedness outstanding.

     Assumed MHC Subordinated Indebtedness means all outstanding subordinated indebtedness of the Company which was assumed by us as a result of the merger of Manufacturers Hanover Corporation into the Company on December 31, 1991. At June 30, 1998, we had approximately $150 million of Assumed MHC Subordinated Indebtedness outstanding.

     Assumed Old Chase Subordinated Indebtedness means all outstanding subordinated indebtedness of heritage Chase which was assumed by us as a result of the merger of heritage Chase into the Company. At June 30, 1998, we had approximately $3.6 billion of Assumed Old Chase Subordinated Indebtedness outstanding.

     Under the Subordinated Indenture, no payment may be made on the Subordinated Securities and no exchange for Capital Securities may be made in the event:

     - we have failed to pay all amounts of principal (and premium, if any) and interest, if any, due on all Senior Indebtedness; or

     - there shall exist any event of default or any event which, with notice or lapse of time or both, would become such an event of default on any Senior Indebtedness.

     In addition, upon our dissolution, winding-up, liquidation or reorganization: (i) the holders of Senior Indebtedness will be paid the full amounts of principal (and premium, if any) and interest, if any, before any payment or distribution is made on the Subordinated Securities, and (ii) if, after such payments on the Senior Indebtedness have been made, (A) there are amounts available for payment on the Subordinated Securities and (B) creditors in respect of Additional Senior Obligations have not received their full payments, then amounts available for payment on the Subordinated Securities will first be used to pay in full all such Additional Senior Obliga-tions before any payment will be made on the Subordinated Securities.

     No series of our subordinated securities will be subordinated to any of our other series of subordinated securities. However, Antecedent Company Subordinated Indebtedness is subordinated only to Senior Indebtedness; Subordinated Securities and Other Subordinated Indebtedness are subordinated to Senior Indebtedness and, in certain circumstances relating to our dissolution, winding-up, liquidation or reorganization, to Additional Senior Obligations; Assumed MHC Subordinated Indebtedness is subordinated to Senior Indebtedness, Additional Senior Obligations and all of our other obligations to our creditors, except any obligation which is expressly stated to have the same rank as, or to rank not senior to, the Assumed MHC Subordinated Indebtedness; and Assumed Old Chase Subordinated Indebtedness is subordinated to Senior Indebtedness, Additional Senior Obligations and all of our other obligations to our creditors, except any obligation which is expressly stated to have the same rank as, or to rank junior to, the Assumed Old Chase Subordinated Indebtedness. As a result of the differences between the subordination provisions applicable to the Subordinated Securities, the Antecedent Company Subordinated Indebtedness, the Other Subordinated Indebtedness, the Assumed MHC Subordinated Indebtedness and the Assumed Old Chase Subordinated Indebtedness, in the event of our dissolution, winding-up, liquidation or reorganization, the holders of Subordinated Securities and Other Subordinated Indebtedness may receive less, ratably, than the holders of Antecedent Company Subordinated Indebtedness, but more, ratably, than the holders of Assumed MHC Subordinated Indebtedness and Assumed Old Chase Subordinated Indebtedness.

     Limitation on Disposition of Voting Stock of the Bank. Except as noted below, the Subordinated Indenture does not contain a covenant prohibiting us from selling or otherwise disposing of any shares of, or securities convertible into, or options, warrants or rights to purchase shares of, voting stock of the Bank. The Subordinated Indenture also does not prohibit the Bank from issuing any shares of, securities convertible into, or options, warrants or rights to purchase shares of, its voting stock. However, the Subordinated Indenture does contain a covenant, which is for the exclusive benefit of holders of the Antecedent Company Subordinated Indebtedness and which is subject to the provisions described below under "Consolidation, Merger and Sale of Assets", that we will not sell or otherwise dispose of any shares of, or securities convertible into, or options, warrants or rights to purchase shares of, voting stock of the Bank, nor will we permit the Bank to issue any shares of, securities convertible into, or options, warrants or rights to purchase shares of, voting stock of the Bank. However, the covenant does not prohibit: (i) issuances or sales of directors' qualifying shares; (ii) issuances or sales of shares to us; (iii) sales or other dispositions or issuances for fair market value, as determined by our Board of Directors, so long as we would continue to own directly or indirectly not less than 80% of the issued and outstanding shares of the voting stock of the Bank; (iv) sales or other dispositions or issuances made in compliance with an order or direction of a court or regulatory authority of competent jurisdiction; and (v) sales of voting stock by the Bank to its shareholders if such sales do not reduce the percentage of shares of voting stock owned by us. (Section 5.07).

     Defaults and Waivers. The Subordinated Indenture defines an Event of Default with respect to any series of Subordinated Securities as (i) any one of certain events of bankruptcy or reorganization affecting the Company and (ii) any other Event of Default specified with respect to Subordinated Securities of that series. (Section 7.01). If an Event of Default occurs and is continuing with respect to any outstanding series of Subordinated Securities, the Trustee or the holders of at least 25% in aggregate principal amount of that outstanding series of Subordinated Securities may declare the principal (or, in the case of original issue discount Subordinated Securities, a specified amount of principal) of all Subordinated Securities of that series to be due and payable immediately in cash. Subject to certain conditions, any such declaration may be annulled, and certain past defaults may be waived, by the holders of not less than a majority in aggregate principal amount of the Subordinated Securities of that series. (Section 7.01). The right of the holders of Subordinated Securities of a series to demand payment in cash upon the occurrence and continuance of an Event of Default continues to exist so long as the Subordinated Securities of that series have not been exchanged or converted. Any such right to enforce such payment in cash would, in the event of the bankruptcy or reorganization of the Company, be subject to the broad equity powers of a Federal bankruptcy court and to its determination of the nature and status of the payment claims of the holders of the Subordinated Securities. Prior to any declaration of acceleration, the holders of a majority in aggregate principal amount of the applicable series of Subordinated Securities may waive any past default or Event of Default, except a payment default. (Section 7.07).

     Unless otherwise provided in the terms of a series of Subordinated Securities, there will be no right of acceleration of the payment of principal of the Subordinated Securities of that series upon a default in the payment of principal or interest or a default in the performance of any covenant or agreement in the Subordinated Securities or the Subordinated Indenture. In the event of a default in the payment of interest or principal (including a default in the delivery of any Capital Securities in exchange for Subordinated Securities) or in the performance of any covenant or agreement in the Subordinated Securities or the Subordinated Indenture, the Trustee may, subject to certain limitations and conditions, seek to enforce that payment (or delivery) or the performance of that covenant or agreement.

     The Subordinated Indenture requires the Trustee, within 90 days after the occurrence of a default with respect to the Subordinated Securities of any series, to give the holders of that series notice of all uncured defaults known to it (the term "default" being defined to include the events specified above without grace periods or notice). However, except in certain cases (involving the bankruptcy or reorganization of the Company, a payment default or a default in the obligation to deliver Capital Securities in exchange for Subordinated Securities), the Trustee may withhold the notice if it determines in good faith that the withholding of the notice is in the interest of those holders. (Section 7.08). We are required to furnish to the Trustee annually an officers' certificate as to the absence of defaults under the Subordinated Indenture. (Section 5.06).

     Other than the duties of the Trustee to act with the required standard of care during a default, the Trustee is not obligated to exercise any of its rights or powers under the Subordinated Indenture at the request or direction of any of the holders of the Subordinated Securities, unless those holders shall have offered to the Trustee reasonable security or indemnity. Subject to that provision for security or indemnification, the holders of a majority in principal amount of the Subordinated Securities of any series then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to, or exercising any trust or power conferred on, the Trustee with respect to the Subordinated Securities of that series. (Sections 7.07 and 8.02).

     Modification of the Subordinated Indenture. The Subordinated Indenture contains provisions permitting us and the Trustee to modify the Subordinated Indenture or the rights of the holders of the Subordinated Securities with the consent of the holders of not less than a majority in principal amount of each outstanding series of the Subordinated Securities affected by the modification. However, no such modification may, without the consent of each holder of the Subordinated Security affected by the modification: (i) change the stated maturity date of the principal of, or any installment of principal of or interest on, any Subordinated Security; (ii) reduce the principal amount of (or premium, if any) or interest, if any, on any Subordinated Security; (iii) reduce the portion of the principal amount of an original issue discount Subordinated Security payable upon acceleration of the maturity thereof; (iv) reduce any amount payable upon redemption of any Subordinated Security; (v) change the place or places where, or the currency in which, any Subordinated Security or any premium or the interest thereon is payable; (vi) change the definition of "Market Value"; (vii) impair the right of any holders of Subordinated Securities of any series to receive on any Exchange Date for Subordinated Securities of that series Capital Securities with a Market Value equal to that required by the terms of the Subordinated Securities; (viii) impair the conversion rights (if any) of any holders; (ix) impair the right of a holder to institute suit for the enforcement of any payment on or with respect to any Subordinated

Security (including any right of redemption at the option of the holder of that Subordinated Security) or impair any rights to the delivery of Capital Securities in exchange for any Subordinated Security or to require the Company to sell Capital Securities in a Secondary Offering or to require the delivery of Common Stock, Debt Securities or other property upon conversion of Subordinated Securities; (x) reduce the above-stated percentage of Subordinated Securities of any series the consent of the holders of which is necessary to modify or amend the Subordinated Indenture or reduce the percentage of Subordinated Securities of any series the holders of which are required to waive any past default or Event of Default; or (xi) modify the foregoing requirements. (Section 11.02).

     The Subordinated Indenture permits us and the Trustee to amend the Subordinated Indenture in certain circumstances without the consent of the holders of Subordinated Securities in the event of the merger of the Company, the replacement of the Trustee, to effect modifications which do not affect any outstanding series of Subordinated Securities and for certain other purposes. (Section 11.01).

     Consolidation, Merger and Sale of Assets. We may not merge or consolidate with any other corporation or sell or convey all or substantially all of our assets as an entirety to any other corporation, unless (i) we are the continuing corporation or the successor corporation expressly assumes the payment of the principal of (including issuance and delivery of Capital Securities) and premium, if any, and interest, if any, on the Subordinated Securities and the performance and observance of all the covenants and conditions of the Subordinated Indenture binding upon us, and (ii) we or the successor corporation shall not, immediately after such merger or consolidation or such sale or conveyance, be in default in the performance of any such covenant or condition. (Article Twelve).

PERMANENT GLOBAL DEBT SECURITIES

     Certain series of the Debt Securities may be issued as permanent global Debt Securities to be deposited with a depositary with respect to that series. Unless otherwise indicated in the prospectus supplement, the following is a summary of the depository arrangements applicable to Debt Securities issued in permanent global form and for which The Depositary Trust Company ("DTC") acts as depositary (the "Global Debt Securities").

     Each Global Debt Security will be deposited with, or on behalf of, DTC, as depositary, or its nominee and registered in the name of a nominee of DTC. Except under the limited circumstances described below, Global Debt Securities are not exchangeable for definitive certificated Debt Securities.

     Ownership of beneficial interests in a Global Debt Security is limited to institutions that have accounts with DTC or its nominee ("participants") or persons that may hold interests through participants. In addition, ownership of beneficial interests by participants in a Global Debt Security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a Global Debt Security. Ownership of beneficial interests in a Global Debt Security by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the Debt Securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a Global Debt Security.

     We have been advised by DTC that upon the issuance of a Global Debt Security and the deposit of that Global Debt Security with DTC, DTC will immediately credit, on its book-entry registration and transfer system, the respective principal amounts represented by that Global Debt Security to the accounts of its participants.

     Payment of principal of, and interest on, Debt Securities represented by a Global Debt Security registered in the name of or held by

DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the Global Debt Security representing those Debt Securities. We have been advised by DTC that upon receipt of any payment of principal of, or interest on, a Global Debt Security, DTC will immediately credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective beneficial interests in the principal amount of that Global Debt Security as shown in the records of DTC. Payments by participants to owners of beneficial interests in a Global Debt Security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

     Neither we, the Trustees nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent Global Debt Security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

     A Global Debt Security is exchangeable for definitive Debt Securities registered in the name of, and a transfer of a Global Debt Security may be registered to, any person other than DTC or its nominee, only if:

          (a) DTC notifies us that it is unwilling or unable to continue as depositary for that Global Debt Security or at any time DTC ceases to be registered under the Exchange Act;

          (b) we determine in our discretion that the Global Debt Security shall be exchangeable for definitive Debt Securities in registered form; or

          (c) there shall have occurred and be continuing an Event of Default or an event which, with notice or the lapse of time or both, would constitute an Event of Default under the Debt Securities.

     Any Global Debt Security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive Debt Securities in registered form, of like tenor and of an equal aggregate principal amount as the Global Debt Security, in denominations specified in the applicable prospectus supplement (if other than $1,000 and integral multiples of $1,000). The definitive Debt Securities will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the Global Debt Security. Any principal and interest will be payable, the transfer of the definitive Debt Securities will be registerable and the definitive Debt Securities will be exchangeable at the corporate trust office of the Bank in the Borough of Manhattan, The City of New York, provided that payment of interest may be made at the option of the Company by check mailed to the address of the person entitled to that interest payment as of the record date and as shown on the register for the Debt Securities.

     Except as provided above, owners of the beneficial interests in a Global Debt Security will not be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the holders of Debt Securities for any purpose under the Indentures. No Global Debt Security shall be exchangeable except for another Global Debt Security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a Global Debt Security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the Global Debt Security or the Indentures.

     The Company understands that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a Global Debt Security desires to give or take any action that a holder is entitled to give or take under the Debt Securities or the Indentures, DTC would authorize the participants holding the relevant beneficial interests to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

     DTC has advised us that DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

INFORMATION CONCERNING THE TRUSTEES

     We, the Bank and certain other of our subsidiaries maintain deposits with, and conduct other banking transactions with, the Trustees under each of the Indentures in the ordinary course of business.

                         DESCRIPTION OF PREFERRED STOCK

GENERAL

     Our Restated Certificate of Incorporation (the "Charter") authorizes our Board of Directors or a committee of our Board of Directors (the "Board of Directors") to cause preferred stock to be issued in one or more series, without stockholder action. The Board of Directors is authorized to issue up to 200,000,000 shares of preferred stock, $1 par value per share ("preferred stock"), and can determine the number of shares of each series, and the rights, preference and limitations of each series. We may amend the Charter to increase the number of authorized shares of preferred stock in a manner permitted by the Charter and the Delaware General Corporation Law ("DGCL"). As of the date of this prospectus, we have seven series of preferred stock outstanding, which are described below under "Outstanding Preferred Stock".

     Under regulations adopted by the Federal Reserve Board, if the holders of any series of our preferred stock become entitled to vote for the election of directors because dividends on that series are in arrears (as described below under "Voting Rights"), that series may then be deemed a "class of voting securities." In that case, a holder of 25% or more of the series (or a holder of 5% or more if that holder would also be considered to exercise a "controlling influence" over the Company) may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act of 1956. In addition,
(i) any other bank holding company may be required to obtain the prior approval of the Federal Reserve Board to acquire or retain 5% or more of that series, and
(ii) any person other than a bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 10% or more of that series.

     The particular terms of any series of preferred stock being offered by us under this shelf registration (the "Preferred Stock") will be described in the prospectus supplement relating to that series of Preferred Stock. Those terms may include:

     - the number of shares of the series of Preferred Stock being offered;
     - the title and liquidation preference per share of that series of the Preferred Stock;
     - the purchase price of the Preferred Stock;
     - the dividend rate (or method for determining such rates);
     - the dates on which dividends will be paid;
     - whether dividends on that series of Preferred Stock will be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to accumulate;
     - any redemption or sinking fund provisions applicable to that series of Preferred Stock;
     - any conversion provisions applicable to that series of Preferred Stock;
     - whether the Company has elected to offer Depositary Shares with respect to that series of Preferred Stock;
     - any additional dividend, liquidation, redemption, sinking fund and other rights and restrictions applicable to that series of Preferred Stock.

     If the terms of any series of Preferred Stock being offered differ from the terms set forth below, those terms will also be disclosed in the prospectus supplement relating to that series of Preferred Stock. The following summary is not complete. You should refer to the Certificate of Designations relating to the series of the Preferred Stock for the complete terms of that Preferred Stock. That Certificate of Designations will be filed with the SEC promptly after the offering of the Preferred Stock.

     The Preferred Stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, in the event we liquidate, dissolve or wind-up our business, each series of Preferred Stock will have the same rank as to dividends and distributions as our currently outstanding preferred stock and each other series of the Preferred Stock we may issue in the future. The Preferred Stock will have no preemptive rights.

DIVIDEND RIGHTS

     Holders of Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors, cash dividends at the rates and on the dates set forth in the prospectus supplement. Dividend rates may be fixed or variable or both. Different series of Preferred Stock may be entitled to dividends at different dividend rates or based upon different methods of determination. Each dividend will be payable to the holders of record as they appear on the stock books of the Company (or, if applicable, the records of the Depositary referred to below under "Depositary Shares") on record dates determined by the Board of Directors. Dividends on any series of the Preferred Stock may be cumulative or noncumulative, as specified in the prospectus supplement. If the Board of Directors fails to declare a dividend on any series of Preferred Stock for which dividends are noncumulative, then the right to receive that dividend will be lost, and we will have no obligation to pay the dividend for that dividend period, whether or not dividends are declared for any future dividend period.

     No full dividends will be declared or paid on any series of Preferred Stock, unless full dividends for the dividend period commencing after the immediately preceding dividend payment date (and cumulative dividends still owing, if any) have been or contemporaneously are declared and paid on all other series of Preferred Stock which have the same rank as, or rank senior to, that Preferred Stock. When those dividends are not paid in full, dividends will be declared pro rata, so that the amount of dividends declared per share on that series of Preferred Stock and on each other series of preferred stock having the same rank as, or ranking senior to, that series of Preferred Stock will in all cases bear to each other the same ratio that accrued dividends per share on that series of Preferred Stock and the other preferred stock bear to each other. In addition, generally, unless full dividends, including cumulative dividends still owing, if any, on all outstanding shares of any series of Preferred Stock have been paid, no dividends will be declared or paid on the Common Stock and generally we may not redeem or purchase any Common Stock. No interest, or sum of money in lieu of interest, will be paid in connection with any dividend payment or payments which may be in arrears.

     The amount of dividends payable for each dividend period will be computed by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that the amount of dividends payable for the initial dividend period or any period shorter than a full dividend period shall be computed on the basis of a 360-day year consisting of twelve 30-day months and, for any period less than a full month, the actual number of days elapsed in the period.

RIGHTS UPON LIQUIDATION

     In the event we liquidate, dissolve or wind-up our affairs, either voluntarily or involuntarily, the holders of each series of Preferred Stock will be entitled to receive liquidating distributions in the amount set forth in the prospectus supplement relating to each series of Preferred Stock, plus an amount equal to accrued and unpaid dividends, if any, before any distribution of assets is made to the holders of Common Stock. If the amounts payable with respect to Preferred Stock of any series and any stock having the same rank as that series of Preferred Stock are not paid in full, the holders of Preferred Stock and of such other stock will share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After the holders of each series of Preferred Stock and any stock having the same rank as the Preferred Stock are paid in full, they will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all our property or business nor a merger or consolidation by us with any other corporation will be considered a dissolution, liquidation or winding up by us of our business or affairs.

REDEMPTION

     Any series of Preferred Stock may be redeemable, in whole or in part, at our option. In addition, any series of Preferred Stock may be subject to mandatory redemption pursuant to a sinking fund. The redemption provisions that may apply to a series of Preferred Stock, including the redemption dates and the redemption prices for that series, will be set forth in the prospectus supplement.

     If a series of Preferred Stock is subject to mandatory redemption, the prospectus supplement will specify the year we can begin to redeem shares of the Preferred Stock, the number of shares of the Preferred Stock we can redeem each year, and the redemption price per share. We may pay the redemption price in cash, stock or in cash that we have received specifically from the sale of our capital stock, as specified in the prospectus supplement. If the redemption price is to be paid only from the proceeds of the sale of our capital stock, the terms of the series of Preferred Stock may also provide that, if no such capital stock is sold or if the amount of cash received is insufficient to pay in full the redemption price then due, the series of Preferred Stock will automatically be converted into shares of the applicable capital stock pursuant to conversion provisions specified in the prospectus supplement.

     If fewer than all the outstanding shares of any series of Preferred Stock are to be redeemed, whether by mandatory or optional redemption, the Board of Directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method determined to be equitable. From and after the redemption date, dividends will cease to accrue on the shares of Preferred Stock called for redemption and all rights of the holders of those shares (except the right to receive the redemption price) will cease.

     In the event that full dividends, including accrued but unpaid dividends, if any, have not been paid on any series of Preferred Stock, we may not redeem that series in part and we may not purchase or acquire any shares of that series of Preferred Stock, except by an offer made on the same terms to all holders of that series of Preferred Stock.

CONVERSION RIGHTS

     The prospectus supplement will state the terms, if any, on which shares of a series of Preferred Stock are convertible into shares of Common Stock or another series of our preferred stock. As described under "Redemption" above, under certain circumstances, Preferred Stock may be mandatorily converted into Common Stock or another series of our preferred stock.

VOTING RIGHTS

     Except as indicated below or in the prospectus supplement, or except as expressly required by applicable law, the holders of Preferred Stock will not be entitled to vote. Except as indicated in the prospectus supplement, in the event we issue full shares of any series of Preferred Stock, each share will be entitled to one vote on matters on which holders of that series of Preferred Stock are entitled to vote. However, as more fully described below under "Depositary Shares", if we issue Depositary Shares representing a fraction of a share of a series of Preferred Stock, each Depositary Share will, in effect, be entitled to that fraction of a vote, rather than a full vote. Because each full share of any series of Preferred Stock will be entitled to one vote, the voting power of that series will depend on the number of shares in that series, and not on the aggregate liquidation preference or initial offering price of the shares of that series of Preferred Stock.

     If, at the time of any annual meeting of our stockholders, the equivalent of six quarterly dividends payable on any series of Preferred Stock is in default, the number of directors constituting our Board of Directors will be increased by two and the holders of all outstanding series of preferred stock, voting together as a single class, will be entitled to elect those additional two directors at that annual meeting. Each director elected by the holders of shares of the outstanding preferred stock will continue to serve as director for the full term for which he or she shall have been elected, even if prior to the end of that term we have paid in full the amount of dividends that had been in arrears. For purposes of this paragraph "default" means that accrued and unpaid dividends on the applicable series shall be equal to or greater than the equivalent of six quarterly dividends.

     Unless otherwise specified in the prospectus supplement, the terms of each series of Preferred Stock will state that the approval of at least two-thirds of the outstanding shares of preferred stock will be required to (a) create any class or series of stock having a preference over any outstanding series of preferred stock or (b) change the provisions of the Charter in a manner that would adversely affect the voting powers or other rights of the holders of a series of preferred stock. The terms of the Preferred Stock will also state that if the amendment will not adversely affect all series of outstanding preferred stock, then the amendment will only need to be approved by holders of at least two-thirds of the shares of the series of preferred stock adversely affected.

OUTSTANDING PREFERRED STOCK

     As of the date of this prospectus, we have eight series of preferred stock issued and outstanding, as described in the following table:

                                STATED VALUE AND                   OUTSTANDING AT    EARLIEST    RATE IN EFFECT AT
                                REDEMPTION PRICE                      JUNE 30,      REDEMPTION       JUNE 30,
                                  PER SHARE(a)        SHARES            1998           DATE            1998
                                ----------------   -------------   --------------   ----------   -----------------
                                                   (IN MILLIONS)   (IN MILLIONS)

10.50% Cumulative.............      $ 25.00             5.6             $140         9/30/1998(b)      10.500%
Adjustable Rate, Series L
  Cumulative..................       100.00             2.0              200         6/30/1999         5.040(c)
Adjustable Rate, Series N
  Cumulative..................        25.00             9.1              228         6/30/1999         5.100(c)
9.76% Cumulative..............        25.00             4.0              100         9/30/1999         9.760
10.96% Cumulative.............        25.00             4.0              100         6/30/2000        10.960
10.84% Cumulative.............        25.00             8.0              200         6/30/2001        10.840
Fixed/Adjustable Rate
  Noncumulative...............        50.00             4.0              200         6/30/2003          4.96(d)

---------------
(a) Redemption price is price indicated in table, plus accrued but unpaid dividends, if any.
(b) This series will be redeemed on September 30, 1998.
(c) Floating rates are based on certain money market rates. The minimum and maximum rates are 4.50% and 10.50%, respectively, for each of Adjustable Rate, Series L Cumulative Preferred Stock and the Adjustable Rate, Series N Cumulative Preferred Stock.
(d) Dividends on this series for dividend periods commencing on or after July 1, 2003 will be at a floating rate based on certain money market rates (but subject to a minimum rate of 5.46% and a maximum rate of 11.46%). The amount of dividends payable may be adjusted, and the stock may be redeemed earlier than June 30, 2003 in the event of certain amendments to the Internal Revenue Code of 1986, as amended, relating to the dividends received deduction.

     Ranking. All the outstanding series of preferred stock have the same rank. All the outstanding series of preferred stock have preference over the Common Stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation or dissolution.

     Dividends. Dividends payable on each series of outstanding preferred stock are payable quarterly, when and as declared by the Board of Directors, on each March 31, June 30, September 30 and December 31. Dividends on all the outstanding preferred stock, other than the Fixed/Adjustable Rate Noncumulative Preferred Stock, are cumulative. If we fail to declare a dividend on the Fixed/Adjustable Noncumulative Preferred Stock for any dividend period, holders of that series will have no right to receive a dividend for that dividend period, whether or not we declare dividends on that series for any future dividend periods.

     Rights Upon Liquidation; Redemption. In the event of our liquidation, dissolution or winding-up, the holders of each outstanding series of preferred stock will be entitled to receive liquidating distributions, in the amount set forth opposite such series in the table above, plus accrued and unpaid dividends, if any, before any distribution of our assets is made to the holders of our Common Stock. Each of the outstanding series of preferred stock is redeemable at our option at a redemption price equal to the redemption price set forth opposite that series in the table above, plus accrued but unpaid dividends, if any. In addition, the shares of the Fixed/Adjustable Rate Noncumulative Preferred Stock may be redeemed earlier than June 30, 2003 in the event of certain amendments to the Internal Revenue Code of 1986, as amended, relating to the dividends received deduction.

     Voting Rights. All currently outstanding series of preferred stock provide that if, at the time of any annual meeting of our stockholders, the equivalent of six quarterly dividends payable on any series of outstanding preferred stock is in default, the number of directors constituting our

Board of Directors will be increased by two and the holders of all the outstanding preferred stock, voting together as a single class, will be entitled to elect those additional two directors at that annual meeting. Each director elected by the holders of shares of the outstanding preferred stock will continue to serve as director for the full term for which he or she shall have been elected, even if prior to the end of that term we have paid in full the amount of dividends that had been in arrears. For purposes of this paragraph, "default" means that accrued and unpaid dividends on the applicable series shall be equal to or greater than the equivalent of six quarterly dividends.

     Each series of the outstanding preferred stock other than the 10.96% Cumulative Preferred Stock and Adjustable Rate, Series L Cumulative Preferred Stock provides (and, unless otherwise specified in the prospectus supplement, each series of Preferred Stock issued after the date of this prospectus will provide) that the affirmative vote of the holders of at least two-thirds of the shares of all outstanding series of preferred stock, voting together as a single class without regard to series, will be required to:

     - create any class or series of stock having a preference over any outstanding series of preferred stock; or

     - alter or change the provisions of our Charter in a manner that would adversely affect the voting powers or other rights of the holders of a series of preferred stock.

     The 10.96% Cumulative Preferred Stock and Adjustable Rate, Series L Cumulative Preferred Stock each provide as follows:

     - the consent of holders of at least two-thirds of the outstanding shares of the particular series, voting as a separate class, is required for any amendment of the Charter that would adversely affect the powers, preferences, privileges or rights of that series; and

     - the consent of the holders of at least two-thirds of the voting power of that series and each other series of preferred stock having the same rank, voting together as a single class without regard to series, is required to create, authorize, issue, or reclassify any stock into, any additional class or series of stock ranking prior to that series as to dividends or upon liquidation, or any other security or obligation convertible into or exercisable for any such prior-ranking stock.

     Miscellaneous. No series of outstanding preferred stock is convertible into shares of our Common Stock or other of our securities. No series of outstanding preferred stock is subject to preemptive rights.

TRANSFER AGENT AND REGISTRAR

     ChaseMellon Shareholder Services, L.L.C. will be the transfer agent, registrar and dividend disbursement agent for the Preferred Stock and any Depositary Shares (see the description of Depositary Shares below). The registrar for the Preferred Stock will send notices to the holders of the Preferred Stock of any meetings at which such holders will have the right to elect directors or to vote on any other matter.

DEPOSITARY SHARES

     General. We may, at our option, elect to offer fractional shares of Preferred Stock, rather than full shares of Preferred Stock. If we do, we will issue to the public receipts for Depositary Shares, and each of these Depositary Shares will represent a fraction (to be set forth in the prospectus supplement) of a share of a particular series of Preferred Stock.

     The shares of any series of Preferred Stock underlying the Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between us and a bank or trust company selected by us (the "Depositary"). The Depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fractional interest in shares of Preferred Stock underlying that Depositary Share, to all the rights and preferences of the Preferred Stock underlying that Depositary Share. Those rights include dividend, voting, redemption, conversion and liquidation rights.

     The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement ("Depositary Receipts"). Depositary Receipts will be issued to those persons who purchase the fractional interests in the

Preferred Stock underlying the Depositary Shares, in accordance with the terms of the offering. Copies of the forms of Deposit Agreement and Depositary Receipt are filed as exhibits to the Registration Statement. The following summary of the Deposit Agreement, the Depositary Shares and the Depositary Receipts is not complete. You should refer to the forms of the Deposit Agreement and Depositary Receipts that are filed as exhibits to the Registration Statement.

     Dividends and Other Distributions. The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Shares relating to that Preferred Stock in proportion to the number of Depositary Shares owned by those holders.

     If there is a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares that are entitled to receive the distribution, unless the Depositary determines that it is not feasible to make the distribution. If this occurs, the Depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

     Redemption of Depositary Shares. If a series of Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of that series of Preferred Stock held by the Depositary. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the Preferred Stock. Whenever we redeem shares of Preferred Stock that are held by the Depositary, the Depositary will redeem, as of the same redemption date, the number of Depositary Shares representing the shares of Preferred Stock so redeemed. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as determined by the Depositary.

     After the date fixed for redemption, the Depositary Shares called for redemption will no longer be outstanding, and all rights of the holders of those Depositary Shares will cease, except the right to receive any money, securities, or other property upon surrender to the Depositary of the Depositary Receipts evidencing those Depositary Shares.

     Voting the Preferred Stock. Upon receipt of notice of any meeting at which the holders of Preferred Stock are entitled to vote, the Depositary will mail the information contained in the notice of meeting to the record holders of the Depositary Shares underlying that Preferred Stock. Each record holder of those Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of the Preferred Stock underlying that holder's Depositary Shares. The Depositary will try, as far as practicable, to vote the number of shares of Preferred Stock underlying those Depositary Shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will not vote the shares of Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares underlying the Preferred Stock.

     Amendment and Termination of the Depositary Agreement. The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may be amended at any time by agreement between us and the Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless the amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding. The Deposit Agreement may be terminated by us or by the Depositary only if (i) all outstanding Depositary Shares have been redeemed or (ii) there has been a final distribution of the underlying Preferred Stock in connection with our liquidation, dissolution or winding up and the Preferred Stock has been distributed to the holders of Depositary Receipts.

     Charges of Depositary. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and any redemption of the Preferred Stock. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of Preferred Stock upon surrender of Depositary Receipts, as are expressly provided in the Deposit Agreement to be for their accounts.

     Resignation and Removal of Depositary. The Depositary may resign at any time by delivering a notice to us of its election to do so. We may remove the Depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor Depositary and its acceptance of its appointment. The successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

     Miscellaneous. The Depositary will forward to holders of Depository Receipts all reports and communications from us that we deliver to the Depositary and that we are required to furnish to the holders of the Preferred Stock.

     Neither we nor the Depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the Deposit Agreement. Our obligations and those of the Depositary will be limited to the performance in good faith of our respective duties under the Deposit Agreement. Neither we nor the Depositary will be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. We and the Depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting Preferred Stock for deposit, holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine.

PERMANENT GLOBAL PREFERRED SECURITIES

     Certain series of the Preferred Stock or Depositary Shares may be issued as permanent global securities to be deposited with a depositary with respect to that series. Unless otherwise indicated in the prospectus supplement, the following is a summary of the depositary arrangements applicable to Preferred Stock or Depositary Receipts issued in permanent global form and for which DTC acts as the depositary ("Global Preferred Securities").

     Each Global Preferred Security will be deposited with, or on behalf of, DTC or its nominee and registered in the name of a nominee of DTC. Except under the limited circumstances described below, Global Preferred Securities are not exchangeable for definitive certificated Preferred Stock or Depositary Receipts.

     Ownership of beneficial interests in a Global Preferred Security is limited to institutions that have accounts with DTC or its nominee ("participants") or persons that may hold interests through participants. In addition, ownership of beneficial interests by participants in a Global Preferred Security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a Global Preferred Security. Ownership of beneficial interests in a Global Preferred Security by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the Preferred Stock or Depositary Shares, as the case may be, represented by a Global Preferred Security. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a Global Preferred Security.

     We have been advised by DTC that upon the issuance of a Global Preferred Security and the deposit of that Global Preferred Security with DTC, DTC will immediately credit, on its book-entry registration and transfer system, the respective principal amounts represented by that Global Preferred Security to the accounts of its participants.

     Payments on Preferred Stock and Depositary Shares represented by a Global Preferred Security registered in the name of or held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the Global Preferred Security representing the Preferred Stock or Depositary Shares. We have been advised by DTC that upon receipt of any payment on a Global Preferred Security, DTC will immediately credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective beneficial interests in that Global Preferred Security as shown in the records of DTC. Payments by participants to owners of beneficial interests in a Global Preferred Security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither we nor any of our agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of beneficial interests in a Global Preferred Security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

     A Global Preferred Security is exchangeable for definitive certificated Preferred Stock or Depositary Receipts, as the case may be, registered in the name of, and a transfer of a Global Preferred Security may be registered to, a person other than DTC or its nominee, only if:

          (a) DTC notifies us that it is unwilling or unable to continue as Depositary for the Global Preferred Security or at any time DTC ceases to be registered under the Exchange Act; or

          (b) We determine in our discretion that the Global Preferred Security shall be exchangeable for definitive Preferred Stock or Depositary Receipts, as the case may be, in registered form.

     Any Global Preferred Security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive certificated Preferred Stock or Depositary Receipts, as the case may be, registered by the registrar in the name or names instructed by DTC. We expect that those instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in that Global Preferred Security.

     Except as provided above, owners of the beneficial interests in a Global Preferred Security will not be entitled to receive physical delivery of certificates representing shares of Preferred Stock or Depositary Shares, as the case may be, and will not be considered the holders of Preferred Stock or Depositary Shares, as the case may be. No Global Preferred Security shall be exchangeable except for another Global Preferred Security to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a Global Preferred Security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of Preferred Stock or Depositary Shares, as the case may be.

     The Company understands that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a Global Preferred Security desires to give or take any action that a holder of Preferred Stock or Depositary Shares, as the case may be, is entitled to give or take, DTC would authorize the participants holding the relevant beneficial interests to give or take that action and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

     A brief description of DTC is set forth above under "Permanent Global Debt Securities."

                          DESCRIPTION OF COMMON STOCK

     As of the date of this prospectus, we are authorized to issue up to 1,500,000,000 shares of Common Stock. As of June 30, 1998, we had 881,534,410
shares of Common Stock issued (including 28,620,557 shares held in treasury) and had reserved approximately 148,209,447 shares of Common Stock for issuance under various employee or director incentive, compensation and option plans.

     The following summary is not complete. You should refer to the applicable provisions of the Charter, including the Certificates of Designations pursuant to which the outstanding series of preferred stock were issued, and to the DGCL for a complete statement of the terms and rights of the Common Stock.

     Dividends. Holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available for their payment (subject to the rights of holders of the preferred stock).

     Voting Rights. Each holder of Common Stock is entitled to one vote per share. Subject to the rights, if any, of the holders of any series of preferred stock pursuant to applicable law or the provision of the Certificate of Designations creating that series, all voting rights are vested in the holders of shares of Common Stock. Holders of shares of Common Stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors, and the holders of the remaining shares voting for the election of directors will not be able to elect any directors.

     Rights Upon Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of Common Stock will be entitled to share equally in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock have received their liquidation preferences in full.

     Miscellaneous. The issued and outstanding shares of Common Stock are fully paid and nonassessable. Holders of shares of Common Stock are not entitled to preemptive rights. Shares of Common Stock are not convertible into shares of any other class of capital stock. ChaseMellon Shareholder Services, L.L.C. is the transfer agent, registrar and dividend disbursement agent for the Common Stock.

                       DESCRIPTION OF SECURITIES WARRANTS

     We may issue Securities Warrants for the purchase of Debt Securities, Preferred Stock or Common Stock. Securities Warrants may be issued independently or together with Debt Securities, Preferred Stock or Common Stock and may be attached to or separate from any offered securities. Each series of Securities Warrants will be issued under a separate warrant agreement (a "Securities Warrant Agreement") to be entered into between us and the Bank or another bank or trust company, as warrant agent (the "Securities Warrant Agent"). The Securities Warrant Agent will act solely as our agent in connection with the Securities Warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders or beneficial owners of Securities Warrants. This summary of certain provisions of the Securities Warrants and the Securities Warrant Agreement is not complete. You should refer to the Securities Warrant Agreement, including the forms of Securities Warrant Certificate representing the Securities Warrants, relating to the specific Securities Warrants being offered for the complete terms of the Securities Warrant Agreement and the Securities Warrants. That Securities Warrant Agreement, together with the terms of Securities Warrant Certificate and Securities Warrants, will be filed with the SEC promptly after the offering of the specific Securities Warrants.

     Each Securities Warrant will entitle the holder to purchase the principal amount of Debt Securities or the number of shares of Preferred Stock or Common Stock at the exercise price set forth in, or calculable as set forth in, the prospectus supplement. The exercise price may be subject to adjustment upon the occurrence of certain events, as set forth in the prospectus supplement. After the close of business on the expiration date of the Securities Warrant, unexercised Securities Warrants will become void. The place or places where, and the manner in which, Securities Warrants may be exercised shall be specified in the prospectus supplement.

     Prior to the exercise of any Securities Warrants to purchase Debt Securities, Preferred Stock or Common Stock, holders of the Securities Warrants will not have any of the rights of holders of the Debt Securities, Preferred Stock or Common Stock, as the case may be, purchasable upon such exercise, including, (i) in the case of Securities Warrants for the purchase of Debt Securities, the right to receive payments of principal of (and premium, if any) or interest, if any, on the Debt Securities purchasable upon such exercise or to enforce covenants in the applicable Indenture, or (ii) in the case of Securities Warrants for the purchase of Preferred Stock or Common Stock, the right to receive payments of dividends, if any, on the Preferred Stock or Common Stock purchasable upon such exercise or to exercise any applicable right to vote.

                        DESCRIPTION OF CURRENCY WARRANTS

     The following description of the terms of the Currency Warrants sets forth certain general terms and provisions of the Currency Warrants that we may offer. The particular terms of the Currency Warrants and the extent, if any, to which general provisions described below do not apply to the Currency Warrants offered, will be described in the prospectus supplement. The following summary is not complete. You should refer to the Currency Warrants and the Currency Warrant Agreement relating to the specific Currency Warrants being offered for the complete terms of those Currency Warrants. The Currency Warrant and Currency Warrant Agreement will be filed with the SEC promptly after the offering of the specific Currency Warrants.

     Each issue of Currency Warrants will be issued under a warrant agreement (each, a "Currency Warrant Agreement") to be entered into between us and the Bank or another bank or trust company, as warrant agent (the "Currency Warrant Agent"). The Currency Warrant Agent will act solely as our agent under the applicable Currency Warrant Agreement and will not assume any obligation or relationship of agency or trust for or with any holders of Currency Warrants.

     We may issue Currency Warrants either in the form of (i) currency put warrants, entitling the holders to receive from us the cash settlement value in U.S. dollars of the right to sell a specified amount of a specified foreign currency or composite currency (the "Designated Currency") for a specified amount of U.S. dollars (each, a "Currency Put Warrant"), or (ii) currency call warrants, entitling the holders to receive from us the cash settlement value in U.S. dollars of the right to purchase a specified amount of a Designated Currency for a specified amount of U.S. dollars (each, a "Currency Call Warrant").

     Prospective purchasers of Currency Warrants should be aware of special United States Federal income tax considerations applicable to instruments such as the Currency Warrants. The prospectus supplement relating to each issue of Currency Warrants will describe those tax considerations.

     Unless otherwise specified in the applicable prospectus supplement, the Currency Warrants will be issued in the form of global Currency Warrant Certificates, registered in the name of a depositary or its nominee. Holders will not be entitled to receive definitive certificates representing Currency Warrants. A holder's ownership of a Currency Warrant will be recorded on or through the records of the brokerage firm or other entity that maintains the holder's account. In turn, the total number of Currency Warrants held by an individual brokerage firm for its clients will be maintained on the records of the depositary in the name of that brokerage firm or its agent. Transfer of ownership of any Currency Warrant will be effected only through the selling holder's brokerage firm.

     Each issue of Currency Warrants will be listed on a national securities exchange, subject only to official notice of issuance, as a condition of sale of that issue of Currency Warrants. In the event that the Currency Warrants are delisted from, or permanently suspended from trading on, the applicable national securities exchange, the expiration date for such Currency Warrants will be the date the delisting or trading suspension becomes effective, and Currency Warrants not previously exercised will be deemed automatically exercised on that expiration date. The applicable Currency Warrant Agreement will contain a covenant from us that we will not seek delisting of the Currency Warrants, or suspen-sion of their trading, on the applicable national securities exchange unless we have concurrently arranged for listing on another national securities exchange.

     Currency Warrants involve a high degree of risk, including risks arising from fluctuations in the price of the underlying currency, foreign exchange risks and the risk that the Currency Warrants will expire worthless. Further, the cash settlement value of Currency Warrants at any time prior to exercise or expiration may be less than the trading value of the Currency Warrants. The trading value of the Currency Warrants will fluctuate because that value is dependent, at any time, on a number of factors, including the time remaining to exercise the Currency Warrants, the relationship between the exercise price of the Currency Warrants and the price of the Designated Currency, and the exchange rate associated with the Designated Currency. Because Currency Warrants are unsecured obligations of the Company, changes in our perceived creditworthiness may also be expected to affect the trading prices of Currency Warrants. Finally, the amount of actual cash settlement of a Currency Warrant may vary as a result of fluctuations in the price of the Designated Currency between the time instructions are given to exercise the Currency Warrant and the time the exercise is actually effected.

     Prospective purchasers should be prepared to sustain a loss of some or all of the purchase price of their Currency Warrants. Prospective purchasers of Currency Warrants should be experienced with respect to options and option transactions and should reach an investment decision only after careful consideration with their advisers of the suitability of the Currency Warrants in light of their particular financial circumstances, the information set forth under "Risk Factors" in the prospectus supplement relating to the particular issue of Currency Warrants and to the other information regarding the Currency Warrants and the Designated Currency set forth in this prospectus and the prospectus supplement.

                              PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities, Preferred Stock, Depositary Shares, Common Stock, Securities Warrants or Currency Warrants (together referred to as the "Offered Securities") (i) through underwriters, (ii) through dealers, (iii) through agents or (iv) directly to purchasers. The applicable prospectus supplement will set forth the terms of the offering of any Offered Securities.

     If underwriters are utilized in the sale of the Offered Securities, we will execute an underwriting agreement with those underwriters. The underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of Offered Securities will be obligated to purchase all the Offered Securities if any are purchased. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers. Those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. If underwriters are utilized in the sale of any Offered Securities, the applicable prospectus supplement will contain a statement regarding the intention, if any, of the underwriters to make a market in the Offered Securities.

     If a dealer is utilized directly by us, we will sell the Offered Securities to the dealer, as principal. The dealer may then resell the Offered Securities to the public at varying prices to be determined by the dealer at the time of resale.

     Offered Securities may also be offered and sold through agents designated by us from time to time. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable efforts basis for the period of its appointment.

     Underwriters, dealers or agents participating in the distribution of Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the

Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Under agreements which may be entered into by us, underwriters, dealers or agents who participate in the distribution of Offered Securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make.

     The Offered Securities may be sold either at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

     Underwriters, dealers or agents may be customers of, engage in transactions with, or perform services for, us, the Bank, Chase USA, Chase Texas or CSI or certain of our other subsidiaries in the ordinary course of business.

     Offers to purchase Offered Securities may be solicited directly by us. Except as set forth in the applicable prospectus supplement, none of our directors, officers, or employees nor those of our bank subsidiaries will solicit or receive a commission in connection with direct sales by us of the Offered Securities. Those persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with direct sales.

     Under Section 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD"), when an NASD member, such as CSI, participates in the distribution of an affiliated company's securities, the offering must be conducted in accordance with the applicable provisions of
Section 2720. CSI is considered to be an "affiliate" (as such term is defined in Section 2720) of ours by virtue of the fact that we own all of the outstanding equity securities of CSI. The offer and sale of any Offered Securities by CSI or any other qualified affiliate of ours will comply with the requirements of
Section 2720 regarding the underwriting of securities of affiliates and with any restrictions that may be imposed on CSI or such other affiliate of ours by the Federal Reserve Board.

     This prospectus and the related prospectus supplement may be used by direct or indirect wholly-owned subsidiaries of ours, including CSI, in connection with offers and sales related to secondary market transactions in the Offered Securities. Those subsidiaries may act as principal or agent in those transactions. Secondary market sales will be made at prices related to prevailing market prices at the time of sale.

     We may authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase Offered Securities pursuant to Delayed Delivery Contracts (each a "Contract") providing for payment and delivery on a future date specified in the prospectus supplement. Institutions with which Contracts may be made include commercial and savings banks, insurance companies, educational and charitable institutions and other institutions we may approve. The obligations of any purchaser under any Contract will not be subject to any conditions except that any related sale of Offered Securities to underwriters shall have occurred and the purchase by an institution of the Offered Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject.

                                    EXPERTS

     The audited financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 1997 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

                                 LEGAL OPINIONS

     The validity of the Offered Securities will be passed upon for us by Simpson Thacher & Bartlett, New York, New York, and for any underwriters by Cravath, Swaine & Moore, New York, New York. Cravath, Swaine & Moore acts as legal counsel to us and our subsidiaries in a substantial number of matters on a regular basis.

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     YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR
PROVIDED IN THIS PROSPECTUS SUPPLEMENT, THE ATTACHED PROSPECTUS AND THE ATTACHED PRICING SUPPLEMENT. WE HAVE AUTHORIZED NO ONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT, THE ATTACHED PROSPECTUS OR THE ATTACHED PRICING SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE APPLICABLE DOCUMENT.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
PROSPECTUS SUPPLEMENT
About this Prospectus Supplement;
  Pricing Supplements.................   S-2
Description of the Notes..............   S-2
Certain United States Federal Income
  Tax Consequences....................  S-10
Plan of Distribution..................  S-15
Legal Opinions........................  S-16
Glossary..............................  S-17
PROSPECTUS
Summary...............................     2
The Chase Manhattan Corporation.......     6
Use of Proceeds.......................     6
Description of Debt Securities........     7
Description of Preferred Stock........    17
Description of Common Stock...........    26
Description of Securities Warrants....    26
Description of Currency Warrants......    27
Plan of Distribution..................    28
Experts...............................    29
Legal Opinions........................    29

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                                  [CHASE LOGO]
                              The Chase Manhattan
                                  Corporation
                               Senior Medium-Term
                                Notes, Series C
                            Subordinated Medium-Term
                                Notes, Series A
                   ------------------------------------------

                             PROSPECTUS SUPPLEMENT
                  -------------------------------------------
                                AUGUST 21, 1998

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